8735 Henderson Road  –  Tampa, Florida 33634  –  (813) 290-6200  –  www.wellcare.com

April 10, 2012

Dear Stockholder:

On behalf of the Board of Directors and the management team, it is our pleasure to invite you to attend the 2012 Annual Meeting of Stockholders of WellCare Health Plans, Inc.

As shown in the enclosed Notice of 2012 Annual Meeting of Stockholders, the Annual Meeting will be held at 10:00 a.m., Eastern Time, Wednesday, May 23, 2012, at our corporate headquarters, 8735 Henderson Road, Tampa, Florida 33634, in the Renaissance Centre building.  At the Annual Meeting, we will be acting on the matters listed in the accompanying Notice.  If you require special assistance at the Annual Meeting because of a disability, please contact Lisa Iglesias, our Secretary, at (813) 206-1393.

   We hope you will be able to attend our Annual Meeting. However, whether or not you are personally present, it is important that your shares be represented at this meeting to assure the presence of a quorum. Whether or not you plan to attend the Annual Meeting, you are urged to date, sign and mail the enclosed proxy card in the envelope provided or to vote on the Internet or by telephone.  If you attend the Annual Meeting, you may vote in person, even if you have previously voted.  However, if you hold your shares in a brokerage account, or “street name,” you will need to provide a proxy from the institution that holds your shares reflecting stock ownership as of the record date to be able to vote by ballot at the Annual Meeting.

Thank you for your support.

Sincerely, /s/Alec Cunningham	/s/Charles G. Berg
Alec Cunningham	Charles G. Berg
Chief Executive Officer and Director	Chairman of the Board

—IMPORTANT—

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE OR VOTE ON THE INTERNET OR BY TELEPHONE.  IF YOU ATTEND THE ANNUAL MEETING AND PROVIDE APPROPRIATE DOCUMENTATION, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.  THANK YOU FOR VOTING PROMPTLY.

WELLCARE HEALTH PLANS, INC.

Notice of 2012 Annual Meeting of Stockholders

TIME AND DATE	10:00 a.m., Eastern Time, May 23, 2012.

PLACE	8735 Henderson Road Renaissance Centre Tampa, Florida 33634

PURPOSE
1.     To elect ten directors to hold office until the 2013 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
2.     To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;
3.     To cast a non-binding advisory vote on the compensation of the Company’s named executive officers contained in the accompanying Proxy Statement (“Say-on-Pay” vote);
4.     To consider and vote upon a stockholder proposal regarding a political contributions and expenditures report, if properly presented at the 2012 Annual Meeting; and
5.     To transact such other business as may properly come before the Annual Meeting or at any convening or reconvening of the Annual Meeting following a postponement or adjournment of the Annual Meeting.

The Board recommends that stockholders vote FOR all director nominees in Proposal 1; FOR Proposals 2 and 3; and AGAINST Proposal 4; as outlined in the accompanying Proxy Statement.

RECORD DATE	March 26, 2012.

PROXY VOTING
It is important that you vote your shares.  You can vote your shares by completing and returning the proxy card sent to you or by voting on the Internet or by telephone.  Please refer to your proxy card or Notice of Internet Availability of Proxy Materials to determine if there are other voting options available to you.  You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the accompanying Proxy Statement.

WEBCAST
A live webcast of the 2012 Annual Meeting of Stockholders will be provided through the Company’s website at www.wellcare.com.  Select About Us, then Investor Relations, then select the icon for the 2012 Annual Meeting and follow the instructions provided.  Additionally, the recorded webcast will be available on the Investor Relations website for a period of 30 days following the 2012 Annual Meeting of Stockholders.

On or about April 10, 2012, we mailed to our stockholders either (1) a copy of our Proxy Statement, a proxy card and an Annual Report or (2) a Notice of Internet Availability of Proxy Materials (“Availability Notice”), which indicates how to access the proxy materials on the Internet. We believe furnishing proxy materials to our stockholders on the Internet provides our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the distribution process.

BY ORDER OF THE BOARD OF DIRECTORS /s/Lisa G. Iglesias
Tampa, Florida	Lisa G. Iglesias
April 10, 2012	Senior Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2012:

The accompanying Proxy Statement and the 2011 Annual Report on Form 10-K are available at www.proxyvote.com.
Please have the 12-digit control number on your Availability Notice available to access these documents.

WELLCARE HEALTH PLANS, INC.
8735 Henderson Road
Tampa, Florida 33634

Proxy Statement for Annual Meeting
To Be Held May 23, 2012

Commonly Asked Questions and Answers About the Annual Meeting

1.	Why am I receiving these materials?

These materials are being sent to you on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of WellCare Health Plans, Inc. (“WellCare,” the “Company,” “us” or “our”).  You are receiving these materials because you are a stockholder of WellCare that is entitled to receive notice of the 2012 Annual Meeting of Stockholders (“Annual Meeting”) and to vote on matters that are properly presented at the Annual Meeting.

2.	What is the purpose of the Annual Meeting?

Our stockholders meet annually to elect directors and to make decisions about other matters that are presented at the Annual Meeting. In addition, management will report on the performance of the Company and respond to questions from stockholders.

3.	What is a proxy?

If you designate another person to vote your shares, that other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. If you complete the enclosed proxy card to give us your proxy, you will have designated Alec Cunningham, the Company’s Chief Executive Officer and a director, and Lisa Iglesias, the Company’s Secretary, as your proxies to vote your shares as directed.

4.	What is the purpose of this proxy statement?

This proxy statement provides information regarding matters to be voted on by stockholders at the Annual Meeting and other information regarding the governance of the Company.

5.	Where is the Annual Meeting?

The Annual Meeting will be held at 10:00 a.m., Eastern Time, May 23, 2012, at WellCare’s corporate headquarters, 8735 Henderson Road, Tampa, Florida 33634, in the Renaissance Centre building.  Signs will be posted to direct stockholders to the meeting room in the Renaissance Centre, as well as to parking which will be available by Building 2 or in Garage A.

6.	What does it mean if I receive more than one package of proxy materials?

This means that you have multiple accounts holding WellCare shares. These may include: accounts with our transfer agent, Computershare Trust Company, N.A. (“Computershare”); accounts holding shares that you have acquired under the Company’s stock plans; and accounts with a broker, bank or other holder of record. Please vote all proxy cards and voting instruction forms that you receive with each package of proxy materials to ensure that all of your shares are voted.

7.	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Under rules adopted by the U.S. Securities and Exchange Commission, we provide access to our proxy materials on the Internet.  Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Availability Notice”) to some of our stockholders.  If you received an Availability Notice by mail, you will not receive a printed copy of the proxy materials unless you request one.  The Availability Notice will tell you how to access and review the proxy materials on the Internet at www.proxyvote.com.  The Availability Notice also tells you how to access your proxy card to vote on the Internet.  If you received an Availability Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions on the Availability Notice.

8.	What is the record date and what does it mean?

The record date for the Annual Meeting is March 26, 2012. Owners of the Company’s common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote at the meeting.

9.	Is there a minimum number of shares that must be represented in person or by proxy to hold the Annual Meeting?

Yes. A quorum is the minimum number of shares that must be present to conduct business at the Annual Meeting. The quorum requirement is the number of shares that represent a majority of the outstanding shares of the Company as of the record date. Shares necessary to meet the quorum requirement may be present in person or represented by proxy.  There were 43,084,991 shares of our common stock issued and outstanding on the record date.  Therefore, at least 21,542,496 shares of our common stock must be present in person or represented by proxy at the Annual Meeting to satisfy the quorum requirement.

Your shares will be counted to determine whether there is a quorum if you submit a valid proxy card or voting instruction form, give proper instructions over the telephone or on the Internet, or attend the Annual Meeting in person. Pursuant to Delaware law, proxies received but marked as abstentions and broker non-votes (which are discussed in Question 16 below) are counted as present for purposes of determining a quorum.

10.	Who can vote on matters that will be presented at the Annual Meeting?

You can vote if you were a stockholder of the Company at the close of business on the record date of March 26, 2012.

11.	What is the difference between a registered stockholder and a beneficial owner?

Many WellCare stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•
Registered stockholder: If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered, with respect to those shares, the “stockholder of record” or a “registered stockholder,” and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

•
Beneficial owner: If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the “beneficial owner” of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner you have the right to direct your broker, bank or other holder of record on how to vote your shares and you are invited to attend the Annual Meeting. Your broker, bank, trustee or nominee is obligated to provide you with a voting instruction form for you to use.

12.	How many votes am I entitled to per share?

Each share of common stock outstanding on the record date is entitled to one vote on each matter properly presented at the Annual Meeting. Stockholders do not have a right to cumulate their votes for directors.

13.	Who will count the vote?

Broadridge Investor Communication Solutions, Inc. (“Broadridge”) was appointed by our Board of Directors to tabulate the vote and act as Inspector of Election. Information about Broadridge is available at www.broadridge.com.

14.	How do I cast my vote?

Registered stockholders: There are four ways you can cast your vote:

•	Vote on the Internet at www.proxyvote.com using the control number provided to you;

•	Vote by telephone at 1-800-690-6903 using the control number provided to you;

•
Complete and properly sign, date and return a proxy card in the postage paid envelope provided. If voting by mail, please allow sufficient time for the postal service to deliver your proxy card before the Annual Meeting; or

•	Attend the Annual Meeting and deliver your completed proxy card or complete a ballot in person.

Beneficial owners:  Your proxy materials should include a voting instruction form from the institution holding your shares. There are up to four ways you can cast your vote:

•	Vote on the Internet at www.proxyvote.com using the control number provided to you by the institution holding your shares;

•	Vote by telephone using the telephone number and the control number provided to you (note: the availability of telephone voting will depend upon the institution’s voting processes);

•	Complete and properly sign, date and return a voting instruction form from the institution holding your shares; or

•	Obtain a legal proxy from the institution holding your shares to vote in person at the Annual Meeting.

Please contact the institution holding your shares for additional information.

15.	What is the voting requirement to approve each of the proposals? How do abstentions and broker non-votes affect the vote outcome?

Proposal	Vote Required	Discretionary Voting Allowed?
Proposal 1: Election of Directors	Majority of Votes Cast	No
Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm	Majority of Voting Power Present or Represented by Proxy	Yes
Proposal 3: Advisory Vote on Executive Compensation (“Say-on-Pay”)	Majority of Voting Power Present or Represented by Proxy	No
Proposal 4: Stockholder Proposal

“Votes Cast” means votes actually cast “for” or “against” a particular proposal, whether in person or by proxy.

“Voting Power Present or Represented by Proxy” means shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

A broker non-vote (a broker non-vote is explained in the answer to Question 16) on a proposal is considered a share not entitled to vote on that proposal and is not a vote cast.  Accordingly, a broker non-vote will have no effect on the vote outcome of any of the proposals.

Abstentions are considered shares entitled to vote on a proposal but are not considered as having been cast “for” or “against” a proposal.  Therefore, abstentions will have no effect on Proposal 1; for all other proposals, abstentions have the same effect as an “against” vote.

Discretionary voting is explained in the answer to Question 16.

16.	What if I return my proxy card or voting instruction form but do not provide voting instructions?

Registered stockholders: If you are a registered stockholder and you return your signed proxy card, your shares will be voted as you designate on the proxy card.  If you do not return your voted proxy card, vote by phone or the Internet, or if you submit your proxy card with an unclear voting designation, your shares will not be voted.  If you return your signed proxy card and do not provide a voting designation, your shares will be voted FOR the election of all director nominees listed in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposal 4; and in the discretion of the proxy holders as to any other matters that arise at the Annual Meeting.

Beneficial owners: In limited instances, your shares may be voted if they are held in the name of a broker, bank or other intermediary, even if you do not provide the holder with voting instructions. This is called “discretionary voting.”  Brokerage firms and banks generally have the authority, under New York Stock Exchange (“NYSE”) rules, to vote shares on certain “routine” matters for which their customers do not provide voting instructions. Of the four proposals scheduled to be presented at the Annual Meeting, only Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm, is considered a routine matter under the NYSE’s rules. Proposals 1, 3, 4, and any other matter that may be presented at the Annual Meeting, are not considered routine. When a proposal is not a routine matter and the institution holding the shares has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the institution cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares represented at the Annual Meeting that constitute broker non-votes will not be included in vote totals and will have no effect on the outcome of any vote.

17.	Can I change my mind after I submit my proxy?

Yes, if you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting.

You may do this by:

•	voting again on the Internet or by telephone prior to the Annual Meeting;

•	signing another proxy card with a later date and mailing it for receipt prior to the Annual Meeting; or

•	attending the Annual Meeting in person and delivering your proxy or casting a ballot.

18.	Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish voting results on a Current Report on Form 8-K within four business days after the conclusion of the Annual Meeting.  The Form 8-K will be accessible at the U.S. Securities and Exchange Commission’s website at www.sec.gov or on our website at www.wellcare.com.  In addition, we will also post voting results online at www.wellcare.com/stockholdermeeting.

19.	Who will bear the costs of this proxy solicitation?

This proxy solicitation is being sent on behalf of our Board of Directors and the Company will bear the cost of this proxy solicitation, including reimbursing banks and brokers for reasonable expenses of sending out proxy materials to beneficial owners.

20.	What if I have additional questions that are not addressed here?

You may call Investor Relations at (813) 206-3916, e-mail Investor Relations at investorrelations@wellcare.com, or call the Office of the Secretary at (813) 206-1393.

Proposals To Be Voted On

Proposal 1:  Election of Directors

The Board of Directors recommends a vote FOR each nominee.

            Ten individuals have been nominated for election at the 2012 Annual Meeting of Stockholders, each to hold office until the 2013 Annual Meeting or until a successor has been duly elected and qualified.  The ten nominees listed below are currently directors of the Company and were each elected at the 2011 Annual Meeting of Stockholders.

            Unless otherwise directed, the holders of proxies intend to vote all proxies FOR the re-election of all the director nominees listed below. If any nominee becomes unavailable for any reason, or if a vacancy should occur before the election, the holders of proxies may vote for the election of such other person as may be recommended by the Board of Directors.  In accordance with our bylaws, directors must receive a majority of the votes cast to be elected.

             Information as of March 26, 2012 related to each of the nominees for director is set forth below:

Incumbent Directors Standing for Re-Election:

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since
Charles G. Berg Age 54

Mr. Berg has served as our non-executive Chairman since January 2011.  Prior to that Mr. Berg served as our Executive Chairman and as a member of our Board from January 2008 to December 2010.  Mr. Berg was Senior Advisor to Welsh, Carson, Anderson & Stowe, a private equity firm, from January 2007 to April 2009.  From April 2005 to September 2006, Mr. Berg served as Executive of UnitedHealth Group, Inc., a diversified health company, where he previously served as Chief Executive Officer of the Northeast Region from July 2004 to April 2005.  From April 1998 to July 2004, Mr. Berg held various executive positions with Oxford Health Plans Inc., which included Chief Executive Officer from November 2002 to July 2004, President and Chief Operating Officer from March 2001 to November 2002, and Executive Vice President, Medical Delivery, from April 1998 to March 2001.  Mr. Berg currently serves as a director of DaVita, Inc., a provider of dialysis services, where he also serves on the nominating and governance, audit and compliance committees. Mr. Berg has extensive knowledge of the health care industry and capital markets as well as broad experience working with regulatory agencies.  The Board believes that Mr. Berg’s previous experience as a senior executive in the health care industry, as well as his strong operating and strategic background, provide valuable industry insight to the Board.  In particular, the Board believes that Mr. Berg’s previous tenure as Chief Executive Officer of Oxford Health Plans, Inc., a company that experienced the kind of rapid and complex changes that WellCare has undertaken in response to the changing market and regulatory environment, contributes to the strategic composition of the Board.
2008

Carol J. Burt Age 54

Ms. Burt has been principal of Burt-Hilliard Investments, a private investment and consulting service to the health care industry, since January 2008.  Ms. Burt was formerly an officer of WellPoint, Inc., where she served from 1997 to 2007.  Most recently, Ms. Burt served as WellPoint’s Senior Vice President, Corporate Finance and Development, from 2005 until 2007.  From 1999 to 2004, Ms. Burt was WellPoint’s Senior Vice President, Finance and Strategic Development, and from 1997 to 1998, WellPoint’s Senior Vice President, Finance and Treasury.  In her time with WellPoint, Ms. Burt was responsible for, among other things, mergers and acquisitions, strategy, strategic investments, capital planning and allocation, treasury and investment functions, and real estate management.  She also oversaw WellPoint’s financial planning and analysis, forecasting and budgeting and related matters.  In addition, WellPoint’s financial services and international insurance business units reported to her.  Ms. Burt currently serves as a director of Vanguard Health Systems, Inc., where she also serves on the audit and compliance committee, and Emergency Medical Services Corp., where she also serves on both the audit and finance committees.  The Board believes that Ms. Burt’s strategic, operational and financial experience in the managed care industry is a valuable asset to the Company as it positions itself for the future.

2010

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since
Alec Cunningham Age 45

Mr. Cunningham joined WellCare in January 2005.  He has served as the Company’s Chief Executive Officer since December 2009.  Since June 2010, Mr. Cunningham also has served as a member of WellCare’s Board of Directors.  Prior to being elected Chief Executive Officer, Mr. Cunningham held several positions within WellCare, including Vice President of Business Development, Senior Vice President of Government Relations and New Markets, President, Florida Region and, most recently, President, Florida and Hawaii Division.  Mr. Cunningham does not currently serve on any other company’s board of directors.  The Board believes that Mr. Cunningham, as the Chief Executive Officer of the Company, should have a role as a director and a voice in Board decisions.  His detailed knowledge of the Company, its operations, personnel and industry is an important resource for the Board.

2010

David J. Gallitano Age 64

Mr. Gallitano has been President of Tucker Advisors, Inc., a private investment and consulting firm, since 2002.  Mr. Gallitano was the Chairman and Chief Executive Officer of APW, Ltd., a manufacturer of specialized industrial products and provider of related services, from 2003 to 2005 and Chairman and Chief Executive Officer of Columbia National, Inc., a residential and commercial real estate financing company, from 1993 until 2002. Mr. Gallitano was an Executive Vice President at PaineWebber Incorporated, where he headed the Principal Transactions Group, from 1986 through 1993. Mr. Gallitano also served as President and Chief Executive Officer of the General Electric Mortgage Capital Corporation from 1984 through 1986.  Mr. Gallitano currently serves on the board of directors of The Hanover Insurance Group, Inc., a provider of insurance products, where he also serves on the compensation committee and previously served on the audit committee. Mr. Gallitano previously served as a director, chair of the audit committee, chair of the compensation committee and a member of the nominating committee for Wild Oats Corporation, a natural and organic foods retailer, from 2004 to 2007.  The Board believes that Mr. Gallitano’s tenure as a strong operating executive with a finance and strategic background, combined with his operational experience and financial expertise, contribute valuable insight to the Board.
2009

D. Robert Graham Age 75

Since his retirement from the United States Senate in 2005, Senator Graham has been Chair of the Board of Oversight of the Bob Graham Center for Public Service, a political and civic leadership center at the University of Florida. Among his other duties, Senator Graham was appointed by the President of the United States to serve as co-chair of the National Commission on the BP Deepwater Horizon Oil Spill and Offshore Drilling from its inception in May 2010 until its report was published in January 2011.  He also served on the Financial Crisis Inquiry Commission which concluded its operations in February 2011.  Senator Graham also served as the Chairman of the Commission on the Prevention of Weapons of Mass Destruction Proliferation and Terrorism, which published its report in the fall of 2008, and he continues the work of the Commission by serving as co-chairman of the WMD Center, a non-profit research organization.  He also serves as a member of the Central Intelligence Agency External Advisory Board.  From September 2005 until June 2006, Senator Graham served a one-year term as a senior Fellow at Harvard University’s John F. Kennedy School of Government.  From January 1987 to January 2005, he served in the United States Senate.  From January 1979 to January 1987, Senator Graham was the Governor of the State of Florida.  Senator Graham served as an executive of the Graham Companies prior to his election as Governor of Florida and now is a member of the board of directors.  The Graham Companies is a family of corporate entities engages in dairy, beef cattle and pecan production in Florida and Georgia and real estate development and management in Miami Lakes, Florida.  The Board believes that Senator Graham’s experience as a former United States Senator and former Governor of Florida, in addition to his breadth of management experience, adds valuable expertise to the Board, especially with respect to regulatory, governance and public policy matters.
2007

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since
Kevin F. Hickey Age 60

Since January 2008, Mr. Hickey has served as Principal of HES Advisors, a strategic advisory firm serving the health care, health care technology and life sciences industries, where he also serves as a director.  Mr. Hickey also has served as Senior Advisor to Verisk Analytics, Inc., a company specializing in health care predictive analytics, since January 2008.  From January 2006 to December 2007, Mr. Hickey served as President of D2Hawkeye, Inc. (now VeriskHealth).  Mr. Hickey previously served as a director of Healthaxis Inc., from 2000 to 2007.  He was also Founder and Chairman of IntelliClaim, Inc. from 1999 until 2005, when it was acquired by McKesson, Inc.  The Board believes that Mr. Hickey’s innovative, consumer-focused approach to information technology at a variety of companies brings a valuable advantage to the Board. The Board benefits from Mr. Hickey’s expertise in leading companies focused on the development of information systems that are easy for consumers to understand and use effectively, which is important to the Company’s health care information technology development. Mr. Hickey’s extensive experience in health care management and governance, including his role in managing operations for several major health care payers, including Aetna, Inc., Oxford Health Plans, Inc., Lincoln National Life Insurance Co., and Metropolitan Life Insurance Company, as well as his service from 2000 to 2007 as a director of Healthaxis Inc., a solutions provider for health care payers, further contributes to the strategic composition of the Board.
2002

Christian P. Michalik Age 43

Since July 2004, Mr. Michalik has served as Managing Director of Kinderhook Industries, a private equity investment firm.  Mr. Michalik has significant investment experience in the health care sector and currently is chairman of several specialized health care service companies, including Nurse On Call, Inc., Clinical Research Advantage, Inc. and E4 Health Care, Inc.  The Board believes that it benefits from Mr. Michalik’s extensive knowledge of capital markets and financial and operational expertise, as well as his broad experience working with the investment community and with innovative health care companies. The Board also believes that Mr. Michalik’s experience evaluating companies in the private equity industry contributes to the financial acumen of the Board.
2002

Glenn D. Steele, Jr. M.D. Age 67

Dr. Steele is the President and Chief Executive Officer of Geisinger Health System, a physician-led health care system serving multiple regions of Pennsylvania, a position he has held since 2001. Dr. Steele also serves on the board of directors of Weis Markets, Inc., a supermarket chain, where he currently serves on the compensation committee.  He also serves on the board of directors of Cepheid, a molecular diagnostics company that develops, manufactures and markets molecular systems and tests.  He also serves as a member of Cepheid’s nominating/ governance committee.  The Board considers Dr. Steele’s significant experience in the health care industry to be a significant asset to the Company.  The Board believes that Dr. Steele brings a compelling set of attributes that enhance the Company’s ability to help people achieve lifelong well-being. Dr. Steele brings key experience from his academic and medical research and administration background, as well as experience in a variety of aspects of the health care industry.

2009

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since
William L. Trubeck Age 65

From March 2011 until July 2011, Mr. Trubeck served as Interim Executive Vice President and Chief Financial Officer of YRC Worldwide, Inc., a freight, shipping and trucking services company.  He also served as a director of YRC Worldwide, Inc. from 1994 until July 2011 and was chair of the audit/ethics committee.  He was formerly Executive Vice President and Chief Financial Officer of H&R Block, Inc., a tax services provider, from 2004 to 2007. Mr. Trubeck also previously served as a director of Dynegy, Inc., a wholesale power, capacity and ancillary services company, from April 2003 to June 2011 and also served as a member of the compensation and human resources committee and as chair of the audit and compliance committee. Mr. Trubeck previously served as a director of Ceridian Corp. from 2006 to 2007, where he also served as a member of the audit committee.  The Board believes Mr. Trubeck’s extensive financial background, financial reporting expertise, and his extensive knowledge of management and operations, to be valuable resources to the Board.  The Board believes that Mr. Trubeck brings significant experience to the Board in the area of governance of large publicly-traded companies, as well as experience working with regulatory bodies.

2002

Paul E. Weaver Age 66

Mr. Weaver is a former executive of PricewaterhouseCoopers, LLP.  Mr. Weaver served PricewaterhouseCoopers, LLP from 1972 until 2006, including as its Vice Chairman from 1994 to 1999 and as Chairman of its Global Technology and Infocomm practice from 1999 to 2006.  Mr. Weaver has served as a director of AMN Healthcare Services, Inc., a health care staffing and management services company, since 2006 and currently serves as the chair of AMN's audit committee and as a member of its executive committee. Since 2010, Mr. Weaver has also served as a director of Unisys Corporation, an information technology consulting company, where he also serves as chair of the audit committee and as a member of the compensation committee.  Mr. Weaver previously served as a director and member of the audit committee and the corporate governance and nominating committee of Gateway, Inc., a retail computer company, from 2006 until 2007 and as a director of Idearc Media Corp., now known as SuperMedia LLC, an advertising agency, from 2006 until 2010, where he also served as chair of the audit committee.  The Board has found Mr. Weaver’s extensive financial background and financial reporting expertise, his service as an audit partner at a multinational professional services firm and his financial leadership roles on other boards on which he has served, to be of particular value to the Board.
2002

Proposal 2:  Ratification of the Appointment of Independent Registered Public Accounting Firm

The Board of Directors recommends a vote FOR this proposal.

           The Audit and Finance Committee has appointed the firm of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2012.  Deloitte has served as the Company’s independent registered public accounting firm since prior to its initial public offering, including for the fiscal year ended December 31, 2011.  As a matter of good corporate governance to provide stockholders a venue to express their views on this matter, the Board has decided to seek stockholder ratification of Deloitte’s appointment. If the stockholders do not ratify the appointment of Deloitte, the Audit and Finance Committee will reconsider the appointment of the independent registered public accounting firm but may still retain Deloitte.  We anticipate that a representative of Deloitte will be present at the Annual Meeting to respond to questions and to make such statements as he or she may desire.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required to approve this proposal.

Audit Fees. The following table summarizes professional fees billed by Deloitte for the years ended December 31, 2011 and 2010.

Audit, Audit-Related, Tax and Other Fees
	2011	2010
Audit Fees(1)	$ 2,440,125	$ 2,414,950
Audit-related Fees(2)	$ 60,000	$ 60,000
Tax Fees	—	—
All Other Fees	—	—

(1)
The audit services billed by Deloitte in 2011 and 2010 include services rendered for the audits of our annual consolidated financial statements and the effectiveness of internal control over financial reporting and the review of the interim financial statements included in our quarterly reports on Form 10-Q. This amount also includes fees billed for services normally provided by an independent auditor in connection with subsidiary audits, statutory requirements, regulatory filings and similar engagements.

(2)	The audit-related services billed by Deloitte in 2011 and 2010 related to other attest services to meet state regulatory requirements.

Audit and Non-Audit Services Pre-Approval Policy

           The Audit and Finance Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that is designed to assure that the services performed for us by our independent registered public accounting firm do not impair its independence from the Company.  This policy sets forth guidelines and procedures the Audit and Finance Committee must follow when retaining an independent registered public accounting firm to perform audit, audit-related, tax and other services.  The policy provides detailed descriptions of the types of services that may be provided under these four categories and also sets forth a list of services that our independent registered public accounting firm may not perform for us.

   Prior to engagement, the Audit and Finance Committee pre-approves the services and fees of the independent registered public accounting firm within each of the above categories.  During the year, it may become necessary to engage the independent registered public accounting firm for additional services not previously contemplated as part of the engagement.  In those instances, the Audit and Non-Audit Services Pre-Approval Policy requires that the Audit and Finance Committee specifically approve the services prior to the independent registered public accounting firm’s commencement of those additional services.  Under the Audit and Non-Audit Services Pre-Approval Policy, the Audit and Finance Committee has delegated the ability to pre-approve audit and non-audit services to the Audit and Finance Committee chairperson, provided the chairperson reports any pre-approval decision to the Audit and Finance Committee at its next scheduled meeting.  The policy does not provide for a de minimis exception to the pre-approval requirements.  Accordingly, all of the 2011 and 2010 fees described above were pre-approved by the Audit and Finance Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

Proposal 3:  Advisory Vote on Compensation of the Company’s Named Executive Officers

The Board of Directors recommends a vote FOR this proposal.

            The stockholders have the opportunity at the Annual Meeting to cast a non-binding advisory vote on the compensation of the Company’s named executive officers contained in this proxy statement (“Say-on-Pay” vote) through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion disclosed in the Company’s 2012 Proxy Statement, is hereby APPROVED.”

            While this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee value the opinions that stockholders express in their votes and in any additional dialogue and will take into account the outcome of the vote when considering future executive compensation decisions for named executive officers.  Stockholders who want to communicate with WellCare's Board should refer to "Communication with Directors" in this proxy statement for additional information.

            The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitlted to vote on this proposal at the Annual meeting is required to approve this proposal.

Proposal 4:  Stockholder Proposal Regarding Political Contributions and Expenditures Report, if Properly Presented at the Annual Meeting

The Board of Directors recommends a vote AGAINST this proposal.

            The Company has been advised that Amalgamated Bank’s LongView MidCap 400 Index Fund, 275 Seventh Avenue, New York, New York 10001, a beneficial owner of 9,311 shares of the Company’s common stock, intends to submit the proposal set forth below at the Annual Meeting.  The Company has also been advised by the Comptroller of the City of New York, 1 Centre Street, New York, New York 10007, as custodian and a trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Fire Department Pension Fund and the New York City Police Pension Fund, and as custodian of the New York City Board of Education Retirement System (collectively the “Systems”), that the Systems intend to co-sponsor the submission of the proposal set forth below.  The Systems are the beneficial owners of 44,212, 62,548, 7,245, 23,129, and 3,247 shares of the Company’s common stock, respectively.  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required to approve this proposal.

“Resolved:  The shareholders of WellCare Health Plans, Inc. (the “Company”) hereby request the Company to prepare and periodically update a report, to be presented to the pertinent board of directors committee and posted on the Company’s website, that discloses the Company’s monetary and non-monetary political contributions or expenditures that could not be deducted as an “ordinary and necessary” business expense under section 162(e) of the Internal Revenue Code; this would include (but not be limited to) individual contributions to or expenditures on behalf of political candidates, political parties, political committees and other entities organized and operating under sections 501(c)(4) or 527 of the Internal Revenue Code, as well as the portion of dues or payments that are made to any tax-exempt organization (such as a trade association) and that are used for an expenditure or contribution that, if made directly by the Company, would not be deductible under section 162(e) of the Internal Revenue Code.

The report shall identify all recipients and the amount paid to each recipient from Company funds.

Supporting statement

As long-term WellCare shareholders, we support transparency and accountability in corporate spending on political activities.  Disclosure is consistent with public policy and in the best interest of the Company and its shareholders.  Indeed, the Supreme Court’s 2010 Citizens United decision – which liberalized rules for corporate participation in election-related activities - recognized the importance of disclosure to shareholders, saying: “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way.  This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

In our view, in the absence of a system of accountability, company assets could be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the Company and its shareholders.  Indeed, in 2009 WellCare signed a consent order with the Florida Elections Commission and paid a fine over questionable campaign contributions by WellCare subsidiaries.

At last year’s annual meeting, 42% of the shares voted were cast in favor of a similar proposal, yet WellCare opposes greater disclosure to its shareholders than the law requires.

Although the Supreme Court cited the importance of disclosure in this area, current law allows companies to anonymously channel significant amounts of money into the political process through trade associations and other third parties.  Given the vagaries of the political process, as well as the uncertainty that political spending will produce any return for shareholders, we believe that companies should be fully transparent and accountable by disclosing how they are spending shareholder money in this area.

We believe that shareholders should be fully able to evaluate the political use of corporate assets. We urge you to vote FOR this critical governance reform.”

           The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

            The Board believes that active participation in the political life of the communities in which it does business is in the best interests of the Company and its stockholders because many national and local public policy decisions affect its businesses. As a result, the Company participates in policy debates on many issues to support the Company’s positions, and, where permitted by law and deemed appropriate by management, makes strategic political contributions and expenditures from time to time that promote the Company’s business objectives. Information about the Company’s political contributions is available to the public in online databases, including certain information posted online by the Federal Election Commission. The Board believes that producing the report requested by this proposal could put it at a competitive disadvantage and would be an unnecessary use of the Company’s resources without a commensurate benefit, as discussed below.

            In order to inform stockholders and other interested parties of the process it undertakes to review and approve such contributions, the Company has since the last Annual Meeting made publicly available its Lobbying, Government Ethics & Political Activity Policy (the “Political Activity Policy”) in the Investor Relations section of WellCare’s website, www.wellcare.com.  The Political Activity Policy was first adopted in 2009 by the Regulatory Compliance Committee of the Company’s Board of Directors, after WellCare entered into the consent order mentioned in the proposal. Under the Political Activity Policy and internal finance policies, all corporate political contributions are now subject to review, approval and processing by the Company’s Government Affairs department as well as review by both internal and external legal counsel, which ensure that all such contributions comply with applicable laws and that all of the disclosures required under those laws are timely made. All of the Company’s employees (including those of the Company’s subsidiaries) are required to adhere to these policies. The Board’s Regulatory Compliance Committee has additional ongoing oversight of the process through the receipt of regular reports from Government Affairs personnel.

             The Company believes that with its disclosure of the Political Activity Policy, stockholders are able to evaluate the safeguards the Company has in place to ensure that contributions are legal, proper and in the best interests of the Company and its stockholders. However, the Company remains concerned that producing a report such as that requested in the proposal could have unintended consequences and could hinder the Company’s ability to pursue its business and strategic objectives. Specifically, the Company believes that producing a report with the level of specific disclosure requested by the proposal is likely to provide more insight into the Company’s strategies for the Company’s competitors than it would for the Company’s stockholders. The Company is dedicated to the highest standard of legal compliance, disclosure and ethical behavior. Numerous federal, state and local laws regulate political contributions and expenditures and related disclosure and the Company complies with all such requirements. Because these laws apply equally to the Company and its competitors they provide a framework in which the Company discloses such information as regulators believe is important for the public to know without having to disclose more information than is required of its competitors.

Further, the proposal seeks information regarding the trade association memberships of the Company. The Company’s primary purpose in joining such groups is not political. The significant benefits the Company receives from trade association membership include access to those associations’ business and industry expertise, enhancement of the public image of our industry, education about the industry and issues that affect it and support of industry best practices and standards. Depending on the trade association, a percentage of the membership dues may go to lobbying and other political activities, which would then be subject to that trade association’s disclosure requirements. Management closely monitors the political activities of the trade associations in which the Company is a member; however, trade associations are independent organizations that may have many positions and views, not all of which are necessarily shared or supported by the Company. We believe that requiring the company to disclose portions of dues paid to these associations beyond what is legally required, presumably as an indication of political spending, would not provide the Company’s stockholders with a greater understanding of the Company’s business objectives and government affairs expenditures and could instead risk misrepresenting the Company’s political activities and positions.

The Company believes that the level of disclosure already publicly available and the Company’s current internal policies and procedures are sufficient to provide information to the Company’s stockholders and to ensure appropriate political use of corporate funds without undermining the strategic nature of how these funds are distributed. Any additional disclosure would be duplicative and unnecessary especially in light of the Company’s significantly limited use of corporate funds for political contributions as compared to the Company’s annual total expenditures. Accordingly, the Board does not believe such additional disclosure is in the best interests of the Company and its stockholders and recommends a vote AGAINST this proposal.

Other Matters

           The Board of Directors knows of no other matters that will be presented at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting or any convening or reconvening of the Annual Meeting upon an adjournment or postponement of the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their best judgment.

Corporate Governance

Corporate Governance Guidelines

    The Board has developed and adopted Corporate Governance Guidelines to promote the functioning of the Board and its committees.  Among other things, the Corporate Governance Guidelines set forth criteria regarding Board member selection and qualification, establishment of committees and committee composition, executive sessions, management succession and director compensation.  They also set forth certain rights of the Board, such as the power of the Board and each of its committees to engage independent legal, financial and other advisors as they may deem necessary without the approval of any officer of the Company.  The guidelines also address the Board’s expectations of each director in furtherance of the Board’s primary responsibility of overseeing the business and affairs of the Company.  In particular, the guidelines address meeting attendance and participation, other directorships and new director orientation.  The guidelines also contain the Board’s Majority Vote Policy, which requires a director to tender a conditional resignation in the event he or she fails to receive a majority of the votes cast in an uncontested election or a plurality of the votes cast in a contested election.  Each of the Company’s current directors has executed a director resignation letter in the form attached to the Corporate Governance Guidelines, which will serve as a tender of resignation if the director fails to receive the required vote in an election, subject to acceptance by our Board.  The Corporate Governance Guidelines also require that the Board conduct an annual performance evaluation to determine whether it and its committees are functioning effectively.  The Corporate Governance Guidelines are available on our website at www.wellcare.com.  Alternatively, any stockholder may request a printed copy of our Corporate Governance Guidelines by contacting us as described in the section entitled “Requests for Additional Information” below.

Director Independence

   Our Corporate Governance Guidelines provide that a majority of the members of our Board must meet the independence criteria contained in the listing standards of the NYSE.  In addition, each member of the Board’s Audit and Finance Committee, Compensation Committee and Nominating and Corporate Governance Committee (also known as the “NCG Committee”) must be independent.  No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company.  The Board reviews the independence of its members by requiring that each member complete disclosure and independence questionnaires and by considering all transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries.  The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director is independent.  In making independence determinations, the Board applies the standards of the NYSE in addition to any other relevant laws, rules, regulations, facts and circumstances.

           Under the standards discussed above, based upon recommendations from the NCG Committee, the Board has determined that, with the exception of Mr. Berg (who was an executive officer of the Company during 2010 and therefore cannot be considered independent until at least 2014) and Mr. Cunningham (who is a current executive officer of the Company and therefore is not independent), all of its current members and nominees are independent including each of the members of the Audit and Finance Committee, the Compensation Committee and the NCG Committee.

  In making these determinations, the Board considered the recommendations of the NCG Committee as well as the following relationships:

•
Senator Graham and/or his immediate family members have an ownership interest of approximately 23% in The Graham Companies, the landlord under a lease agreement with one of our subsidiaries with respect to office space in south Florida.  The Board concluded that this relationship does not impair Senator Graham’s independence.  In addition, we have had a relationship with The Graham Companies for many years prior to Senator Graham becoming a member of our Board.

•
Until March 2012, Mr. Hickey was employed by Verisk Analytics, Inc.  From January 2006 to December 2007, Mr. Hickey served as President of D2Hawkeye, Inc. (now VeriskHealth).  In February 2007, we entered into a services contract with D2Hawkeye pursuant to which D2Hawkeye developed an Internet-based portal for certain of our health care providers.  The Board has reviewed the relevant facts regarding this relationship, including compensation received from Verisk Analytics by Mr. Hickey, Mr. Hickey’s former ownership interest in D2Hawkeye, amounts paid by us to D2Hawkeye/VeriskHealth, the fact that D2Hawkeye has since been purchased by a larger company and other facts.  Following this review, our Board concluded that this relationship does not impair Mr. Hickey’s independence under the standards discussed above.  In particular, our payments to Verisk Analytics, Inc. did not exceed the greater of $1 million or 2% of Verisk Analytics, Inc.’s gross revenues in any year.

•
Ms. Burt is a director of Vanguard Health Systems, Inc. (“Vanguard”), and Emergency Medical Services Corp. (“EMSC”) both of which receive payments from the Company for health care services rendered to members of the Company’s plans.  The Board has reviewed the relevant facts regarding these relationships, including the routine nature of such payments and the fact that the Company has been paying claims to these organizations since before Ms. Burt was a director of WellCare, Vanguard or EMSC.  Following this review, our Board concluded that these relationships do not impair Ms. Burt’s independence under the standards discussed above.

    In addition, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NYSE rules impose additional independence and qualification standards on our Audit and Finance Committee members.  Under these standards, each Audit and Finance Committee member, in addition to meeting the definition of independence applicable to all directors, is prohibited from having any direct or indirect financial relationship with the Company, and cannot be an affiliate of the Company or any subsidiary of the Company.  The Board has determined that each member of the Audit and Finance Committee satisfies these additional standards.

Board Committees

   The Board of Directors has established the following standing committees:  Audit and Finance Committee, Compensation Committee, Nominating and Corporate Governance Committee, Regulatory Compliance Committee and Health Care Quality and Access Committee.  The functions, responsibilities and members of each of these standing committees are described briefly below. Each of these committees operates pursuant to a charter which is posted on our website at www.wellcare.com.  All members of the Audit and Finance Committee, the Compensation Committee and the NCG Committee are independent directors under the corporate governance rules of the NYSE.  In addition, all members of our Audit and Finance Committee are independent directors under the Securities and Exchange Commission (“SEC”) rules for audit committees and are financially literate under the NYSE corporate governance rules.

   Our five standing committees are described below and the members of these committees are identified in the following table.

Director	Audit and Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee	Regulatory Compliance Committee	Health Care Quality and Access Committee
Charles G. Berg, Chairman				X
Carol J. Burt	X*	X
Alec Cunningham
David J. Gallitano		X (chair)	X		X
D. Robert Graham			X	X (chair)	X
Kevin F. Hickey		X	X (chair)		X
Christian P. Michalik	X*		X
Glenn D. Steele, Jr., M.D.				X	X (chair)
William L. Trubeck	X*			X
Paul E. Weaver	X*(chair)	X

*
Our Board has determined that Ms. Burt and Messrs. Michalik, Trubeck and Weaver are “audit committee financial experts,” as defined in the Exchange Act, and each has accounting or related financial management expertise.

           The NCG Committee evaluates committee assignments on a continuous basis, so the table above represents the members of our standing committees as of the date of this proxy statement.  Mr. Cunningham also served on the Health Care Quality and Access Committee for part of 2011 but does not currently serve on any committee.

Standing Committees

           Audit and Finance Committee

   In 2011 the Board updated the name and charter of the Audit Committee to reflect the financial oversight role of the committee.  It is now known as the Audit and Finance Committee.  The principal purpose of the Audit and Finance Committee is to assist the Board in the oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the performance of our internal audit function and (iv) the Company’s financial matters.  The Audit and Finance Committee also evaluates the qualifications and independence of, and appoints, our independent registered public accounting firm.  Further, the Audit and Finance Committee approves the compensation of our independent registered public accounting firm and oversees the services provided by it, including by reviewing the plans and results of the audit engagement.  All audit, audit-related, tax and other services provided by our independent registered public accounting firm must be pre-approved by the Audit and Finance Committee before they are performed.  In its financial oversight role, the Audit and Finance Committee oversees the Company’s investment policies and strategy, any equity transactions the Company may enter, significant capital expenditures and similar matters.  The Audit and Finance Committee also coordinates with our Regulatory Compliance Committee and Health Care Quality and Access Committee regarding regulatory compliance and quality measurement matters that may have an effect on our business, financial statements, compliance policies or internal audit function.  The Audit and Finance Committee held 11 meetings during 2011.

   The Board has determined that each of the current members of the Audit and Finance Committee is financially literate as well as an “audit committee financial expert” as such term is defined under Item 407(d) of SEC Regulation S-K.  In addition, all members of the Audit and Finance Committee meet the independence requirements prescribed by the NYSE and the audit committee independence requirements prescribed by the SEC.  For more information on the financial experience of our audit committee financial experts, please see the summary background information regarding our directors under “Proposal One: Election of Directors” above.

    Pursuant to the terms of the Audit and Finance Committee Charter, no member of our Audit and Finance Committee is permitted to serve on the audit committees of more than two other public companies at any one time, unless it is determined, based on the individual facts, that such other service will not interfere with service on the Audit and Finance Committee.  As no member of the Audit and Finance Committee serves on the audit committees of more than two other public companies, no such determination has had to be made.

Compensation Committee

    The Compensation Committee provides oversight and guidance for compensation and benefit programs for our employees (also called “associates”), executive officers and the Board of Directors, including reviewing and approving the base salary, incentive awards and other elements of compensation and other significant terms of employment, of our executive officers; and reviewing and making recommendations with respect to incentive compensation plans, equity-based plans and director compensation.  The Compensation Committee reviews and discusses the Compensation Discussion and Analysis (“CD&A”) with management and makes a recommendation to the Board regarding the inclusion of the CD&A in our proxy statement.  The Compensation Committee also reviews and approves performance goals and objectives (both at the corporate and individual level) applicable to our executive officers’ compensation (including our named executive officers), evaluates the named executive officers’ performance in light of those goals and objectives and has sole authority to determine the named executive officers’ compensation based on this evaluation.

    Under its charter, the Compensation Committee has the authority to obtain advice and assistance from any officer or associate of the Company or from any outside legal expert or other advisor.  Pursuant to this authority, the Compensation Committee has engaged a compensation consultant.  Towers Watson & Co. (“Towers Watson”) served as the Compensation Committee’s compensation consultant until June 2011.  At that time, the Compensation Committee replaced Towers Watson with Frederic W. Cook & Co., Inc. (“Frederic Cook”).  For additional information, please see “Compensation Consultant” below.  The charter also provides that the Compensation Committee, where legally permissible, may delegate authority to a subcommittee of the Compensation Committee when the Compensation Committee deems it appropriate or desirable to facilitate the operation or administration of our plans or programs.  The Compensation Committee may delegate authority to committees consisting of associates when the Committee deems it appropriate or desirable for the efficient administration of employee compensation and benefit plans.

    The Compensation Committee generally reviews the compensation being paid to the members of the Board of Directors on an annual basis.  The Compensation Committee works closely with the Chief Executive Officer, as well as its compensation consultant, when evaluating Board and committee fees as well as the value of equity awards, if any, to be awarded to our directors.

   All members of the Compensation Committee meet the independence requirements prescribed by the NYSE and are “non-employee directors” as defined in Rule 16b-3 under the Exchange Act.  The Compensation Committee held 7 meetings during 2011.

            Additional information on executive compensation programs, including the respective roles of the Compensation Committee, the Chief Executive Officer and the compensation consultant, is provided in the “Compensation Discussion and Analysis” section of this proxy statement.

Nominating and Corporate Governance Committee

    The NCG Committee is responsible for developing our Corporate Governance Guidelines and for recommending those guidelines and any subsequent amendments to the Board for adoption.  The NCG Committee is also responsible for periodically reviewing the composition of the full Board to determine whether additional Board members with different qualifications or areas of expertise are needed and making recommendations to the Board regarding the size, composition and functions of the Board and its committees.  The NCG Committee identifies and reviews the qualifications of new director nominees consistent with selection criteria established by the Board and recommends the slate of nominees for inclusion in the proxy statement.  The NCG Committee believes the current directors represent a balance between technical accounting and operational experience and are positioned to continue the Company’s efforts to create an organizational culture that strikes an appropriate balance among the Company’s obligations to its stockholders, members and government customers.  The NCG’s process for selecting nominees to the Board is described in more detail below under “Director Nomination Process.”  The NCG Committee is also responsible for overseeing the periodic evaluation of the performance of the Board and its committees, for considering questions of independence and possible conflicts of interest of members of the Board and executive officers, and for oversight of our efforts to comply with NYSE corporate governance listing requirements.

   All members of the NCG Committee meet the independence requirements prescribed by the NYSE.  The NCG Committee held 4 meetings during 2011.

Regulatory Compliance Committee

    The principal purpose of the Regulatory Compliance Committee is to assist the Board in overseeing our regulatory compliance program, including: (i) compliance with federal and state laws, rules and regulations applicable to our business; and (ii) compliance by our associates, officers and directors with our Code of Conduct and Business Ethics and our related corporate ethics and compliance program and policies.  Among other things, the Regulatory Compliance Committee’s oversight of our compliance program includes overseeing our performance under the Corporate Integrity Agreement between WellCare and the Office of Inspector General of the U.S. Department of Health & Human Services.  The Regulatory Compliance Committee held 6 meetings during 2011.

Health Care Quality and Access Committee

    Recognizing that health care quality and access is a critical part of the Company’s mission to provide quality, cost-effective health care solutions and to enhance the health and quality of life of the members of our health plans, the Board established the Health Care Quality and Access Committee.  The principal purpose of the Health Care Quality and Access Committee is to assist the Board by reviewing and providing general oversight of our strategies relating to health care quality and access for our members.  The Health Care Quality and Access Committee held 4 meetings during 2011.

Special Purpose Committees

In addition to our standing committees, the Board has established the following additional committees of limited duration.

Special Committee

   The principal purpose of the Special Committee has been to investigate independently and otherwise assess the facts and circumstances raised in the federal and state regulatory and enforcement inquiries (including, without limitation, any matters relating to accounting and operational issues) initiated in 2007 and in any related private party proceedings, and to develop and recommend remedial measures to the Board for its consideration.  Christian P. Michalik is currently the sole member of the Special Committee.

            Special Litigation Committee

    The principal purpose of the Special Litigation Committee has been to investigate the facts and circumstances underlying the claims asserted in the federal and state derivative suits related to the regulatory and enforcement inquiries and to take such action with respect to such claims as the Special Litigation Committee determines to be in the best interests of the Company.  David J. Gallitano is the sole member of the Special Litigation Committee.

    Based on the recommendation of the Special Litigation Committee, the Company has determined to pursue legal claims to recover monetary damages from the Company’s former top three executives (Todd Farha, Paul Behrens and Thaddeus Bereday).  We have now been realigned as plaintiff in these matters.  In October 2010, we filed a motion for leave to file an amended complaint against Mr. Farha in the Circuit Court for hillsborough County, Florida, and a new lawsuit in the United States District Court for the Middle District of Florida against Messrs. Behrens and Bereday, stating claims for breach of contract and breach of their fiduciary duties.  In April 2011, both courts stayed these actions pending the conclusion of parallel federal criminal proceedings against Messrs. Farha, Behrens and Bereday.

Board and Committee Meetings and Annual Meeting Attendance

   During 2011, the Board of Directors held a total of 8 meetings.  During 2011, all directors attended at least 87% of the aggregate number of meetings of the Board held during the period in which the director served on the Board and the number of meetings held by all committees of the Board on which the director served during the periods in which he or she served.  Average meeting attendance by all directors serving during 2011 was 96%.

            As stated in our Corporate Governance Guidelines, we believe it is important for the members of our Board to attend the annual meeting of stockholders.  All directors except Senator Graham and Mr. Hickey attended our 2011 Annual Meeting of Stockholders and we currently expect that most or all of our directors will be in attendance at the 2012 Annual Meeting.

Board Leadership Structure; Lead Director

            The Board has adopted a policy that the positions of Chief Executive Officer and Chairman of the Board shall be held by different individuals.  This policy will continue unless the Board affirmatively determines, based on the facts and circumstances and acting in its business judgment, that it is in the best interest of the Company for the positions to be held by a single individual.  As stated in the Company’s Corporate Governance Guidelines, the Board believes that this matter is part of succession planning and that it is in the best interest of the Company for the Board to evaluate this policy and make a determination when it elects a Chief Executive Officer.

            During 2011, the roles of Chairman and Chief Executive Officer of the Company were held by two different individuals, Charles G. Berg and Alec Cunningham, respectively.  Mr. Berg is not an officer or employee of the Company.  He was previously employed by the Company as Executive Chairman, ending effective December 31, 2010.  Mr. Berg has served as the Company’s non-executive Chairman of the Board since January 1, 2011.  The Board of Directors believes that its current policy and practice of having the positions of Chief Executive Officer and Chairman of the Board held by different individuals provides an effective leadership model for the Company at this time and provides the benefit of the distinct abilities and experience of both individuals.

           Although Mr. Berg is no longer an executive officer of the Company, he cannot be considered independent under the rules of the NYSE until at least three years after the end of his employment relationship with the Company.  The Board believes that many elements of the Board’s governance structure ensure a strong, independent Board even though the Board does not have an independent chairman.  For example, the Board has determined that each of its directors and nominees, other than Messrs. Berg and Cunningham, is independent.  The Board believes that the independent directors provide effective oversight of management, and the independent directors regularly meet in executive sessions.  The Board has designated Kevin F. Hickey as Lead Director to preside over executive sessions of our independent directors.  The general authority and responsibilities of the Lead Director include presiding at all meetings of the Board when the Chairman is not present; serving as a liaison between the Chairman and the independent directors; approving the agenda and meeting schedules sent to the Board and calling meetings of the independent directors. In addition, Mr. Hickey has been designated the Lead Director for purposes of receiving communications from interested parties pursuant to the corporate governance rules of the NYSE and from stockholders pursuant to SEC rules.  You may express your concerns by contacting the Lead Director through the communication channels set forth in the section entitled “Communication with Directors” below.

           The Board believes that the establishment of a Lead Director and the current composition of the Board with 80% of the Board consisting of independent directors provide an appropriate balance between the need for objectivity and consistent strategic direction.

Director Nomination Process

    The Nominating and Corporate Governance Committee considers candidates for Board membership who are suggested by its members and other Board members, as well as by management, stockholders and other interested parties.  The NCG Committee may also retain a third-party search firm to identify candidates from time to time, especially when the NCG Committee is seeking a candidate with specific skills or qualifications.  Stockholders can recommend a prospective nominee for the Board by writing to our Secretary at our corporate headquarters and providing the information required by our bylaws, along with whatever additional supporting material the stockholder considers appropriate.  See “Stockholder Proposals” below.

    The NCG Committee’s assessment of a candidate’s qualification for Board membership includes, among other things, the following criteria:

•	The fit of the candidate’s skills, experience and background with those of other directors in maintaining an effective, collegial and responsive Board;

•	Diversity;

•	The personal qualities and characteristics, accomplishments and reputation in the community of the candidate;

•	The knowledge and contacts of the candidate in the communities in which we conduct business and in our business industry or other industries relevant to our business;

•
The ability, working capacity and willingness of the candidate to devote sufficient time to serve on the Board and committees of the Board, particularly in light of a candidate’s principal occupation or other outside professional responsibilities; and

•	The ability and expertise of the candidate in various activities deemed appropriate by the Board.

    In addition, in accordance with the Company’s Corporate Governance Guidelines, the Board will nominate for election as director only a candidate who agrees to tender, promptly following the annual meeting at which he or she is elected as director, a resignation that will be effective upon the failure to receive the required vote at any future meeting at which he or she faces re-election and Board acceptance of such resignation.

    The NCG Committee and the Board do not have a formal policy addressing the diversity of the Board.  As stated in our Corporate Governance Guidelines, the NCG Committee and the Board consider diversity as one of many factors when selecting a new director.  The NCG Committee and the Board believe many kinds of diversity are important, including diversity of background, experience, viewpoint, gender, race and national origin.  Accordingly, the NCG Committee and the Board seek to identify candidates for director who possess characteristics, skills, expertise, viewpoints and backgrounds that complement the existing Board and contribute to a robust dialogue on the Board.

    The initial determination to seek a Board candidate is usually based on the need for additional Board members to fill vacancies or to expand the size of the Board, although the decision can also be based on the need for certain skill sets or qualifications.  The NCG Committee’s process for evaluating candidates for director is the same no matter who makes the recommendation.

    Once the NCG Committee has determined, in consultation with other Board members if appropriate, that additional consideration of a candidate is warranted, the NCG Committee may, or it may request third parties to, gather additional information about the prospective candidate’s background, experience and independence.  Following review of this information, if the NCG Committee determines it is appropriate to proceed, the NCG Committee or other members of the Board will generally interview the prospective nominee.  The NCG Committee then evaluates the prospective nominee against the standards and qualifications set forth above and such other relevant factors that the NCG Committee or the Board deems appropriate.

    Following this evaluation, if the NCG Committee believes that the candidate is qualified for nomination, generally the NCG Committee will make a recommendation to the full Board, and the full Board will make the final determination whether the candidate should be appointed, or nominated for election, to the Board.  All of our nominees for re-election to the Board at the 2012 Annual Meeting were recommended to the Board by the NCG Committee and approved by the Board for nomination.

Board Oversight of Risk Management

The Board is responsible for oversight of enterprise-wide risk management (or “ERM”).  The Board has delegated administrative governance of the ERM process to the Audit and Finance Committee.  However, each Board committee oversees risks associated with its respective principal areas of focus and then reports to the Board.  These areas of focus include competitive, economic, operational, financial (including accounting, credit, liquidity and tax), legal, regulatory, compliance, political, strategic and reputational risks.

The oversight responsibility of the Board and its committees is assisted by management reporting processes designed to provide visibility to the Board of the identification, assessment, prioritization and management of critical risks and management’s risk mitigation strategies.  The Company enhanced its process for the evaluation of risk and its alignment with corporate governance and business strategy by adopting a formal program in 2010 based on the Committee of Sponsoring Organizations (“COSO”) ERM framework.  The primary goals of the ERM program are to enhance risk awareness and dialogue, reduce operational surprises and losses, anticipate and manage cross-company risks and align strategy, risk and related organization activities.  Facilitated by the Company’s Internal Audit department, the ERM process has become an integrated part of the Company’s operations.  An ERM Committee, comprised of senior management and other business leaders in the Company, meets at least quarterly to identify, review and assess the Company’s primary risks, including governance, financial, business operations, technology and data, business management and external environment risks.  The ERM Committee began by reviewing the Company’s risk universe, covering all functional areas and major Company initiatives.  This provided a baseline analysis of the top risk areas.  Remaining risk areas were phased in throughout 2010 to complete the baseline.  The ERM process is an active process and continues to be enhanced and updated.

The Company’s Internal Audit department provides a quarterly report on ERM to the Audit and Finance Committee; the Audit and Finance Committee then reports to the Board.  Since 2011, each standing Board committee has had a standing agenda item at its quarterly meetings to review the top risks from the Company’s ERM process that align with that committee’s oversight responsibilities.  Each committee then reports to the Board on its review and assessment of the relevant risk areas.

The principal areas of focus for ERM of the Board and each of its committees are summarized below. Each committee may meet in executive session with key management personnel and representatives of outside advisors as the committee members may deem appropriate.

Board or Committee	Primary Areas of Risk Oversight

Full Board
Strategic, financial and execution risks and exposures associated with the annual operating plan and long-term strategic plan; major litigation and regulatory exposures and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; and material acquisitions and divestitures.

Audit and Finance Committee
Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure and compliance, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.  Oversight of operational risk, including information technology risk.

Compensation Committee	Risks and exposures associated with leadership assessment, management succession planning, and executive compensation programs and arrangements, including incentive plans.
Nominating and Corporate Governance Committee
Risks and exposures relating to the Company’s programs and policies relating to compliance with SEC governance requirements, NYSE listing requirements and similar legal requirements;  corporate governance; and director and senior management succession planning.

Regulatory Compliance Committee	Risks and exposures associated with regulatory requirements and the Company’s associated regulatory compliance programs.
Health Care Quality and Access Committee	Risks and exposures associated with quality and access issues relating to health care delivery and related activities.
Special Committee	Risks and exposures associated with the federal and state investigations of the Company initiated in 2007.
Special Litigation Committee	Risks and exposures associated with the federal and state derivative actions that were pending against the Company; the Company has now been re-aligned as plaintiff in these actions.

Director Compensation

2011 Director Fees

    The Company compensates its non-employee directors pursuant to the Company’s Non-Employee Director Compensation Policy (the “Director Compensation Policy”).  Annual retainers are payable in four equal quarterly installments.  Each non-employee member of the Board and its committees who serves during any portion of a quarterly period is paid the full quarterly retainer and applicable fees.

    The table below and the following paragraphs summarize the annual cash payment structure for our non-employee directors and committee members during 2011:

Annual Board Retainer	Annual Audit Committee Chair Retainer	Annual Audit Committee Non-Chair Member Retainer	Annual Compensation Committee Chair Retainer	Annual Compensation Committee Non-Chair Retainer	Annual Retainer for Serving As the Chair of Other Committees (1)	Annual Retainer for Serving as a Non- Chair Member of Other Committees (1)	Annual Lead Director Retainer
$65,000	$22,000	$17,000	$17,000	$12,000	$13,000	$8,000	$15,000

(1)	These retainers are for the NCG Committee, the Regulatory Compliance Committee and the Health Care Quality and Access Committee.

    The Director Compensation Policy provides that retainers paid to any non-standing committees will be evaluated periodically and based on expected responsibilities.  The Company’s current special purpose committees are the Special Committee and the Special Litigation Committee.  Effective for the first half of 2011, the annual retainer for the sole member of the Special Litigation Committee was $90,000 and was reduced to $45,000 annually beginning July 1, 2011.  No annual retainer was paid to the sole member of the Special Committee during 2011.

    Mr. Berg receives an additional annual retainer of $150,000 for his role as Chairman.  In addition, during 2011, and as part of Mr. Berg’s planned transition from the position of Executive Chairman to the position of non-executive Chairman, the Board assigned Mr. Berg additional responsibilities beyond the responsibilities typically expected of a non-executive Chairman.  As a result, Mr. Berg was provided with an additional cash retainer of $20,000 per month (the “Additional Retainer”).  At the end of 2011, the Board determined that these additional responsibilities were no longer required.  The Additional Retainer was therefore in effect from January 1, 2011 through December 31, 2011, the date the Board determined to conclude Mr. Berg’s additional responsibilities.  Mr. Berg will be provided with office and secretarial support until December 31, 2012, one year after the end of his additional responsibilities.

    Mr. Cunningham is an executive officer of the Company and therefore does not receive additional compensation for his Board service.

Other Components of Director Compensation

    In addition to the fees described above, the Director Compensation Policy provides that, unless otherwise determined by the Compensation Committee and subject to the Compensation Committee’s approval, each non-employee director, other than a non-employee director joining the Board at the annual stockholders meeting, receives an annual grant of restricted stock units valued at approximately $125,000 (based on the closing price on the date of grant), pursuant to the terms and provisions of a restricted stock unit agreement and the 2004 Equity Incentive Plan (the “2004 Equity Plan”).  Non-employee directors are provided the choice of receiving either restricted stock units or deferred stock units.  Unless otherwise determined by the Compensation Committee, all such annual awards are granted on the date of the Company’s annual meeting of stockholders and vest in full on the earlier of the first anniversary of the date of grant or the date of the next annual stockholder meeting.  Further, unless otherwise determined by the Compensation Committee and subject to the Compensation Committee’s approval, newly elected or appointed non-employee members of the Board receive an initial grant of restricted stock units valued at approximately $150,000.  Such initial grants of restricted stock units vest in approximately equal installments on the first through third anniversaries of the date of grant.

    Under the provisions of the Director Compensation Policy, in 2011 we awarded approximately $125,000 of restricted stock units, or 2,590 units, to each of the non-employee directors already serving on the Board on the date of our 2011 Annual Meeting of Stockholders.

    All of our directors’ unvested restricted stock and/or restricted stock unit awards were issued under our 2004 Equity Plan.  In the event a director’s service terminates following a change in control, any unvested awards will immediately vest upon such termination.

    We pay all reasonable expenses incurred by directors for attending Board and committee meetings, for certain director continuing education programs and related expenses, and we maintain directors’ and officers’ liability insurance.  We do not provide a retirement plan or perquisites for our non-employee directors. We have entered into indemnification agreements with each of our directors in addition to the indemnification that is provided for in our certificate of incorporation.  These agreements, among other things, provide for the indemnification of expenses specified in the agreements, including attorneys’ fees, judgments, fines and settlement amounts, incurred by the directors in any action or proceeding arising out of their service as directors for us, any of our subsidiaries or any other entity to which the directors provide services at our request.

Stock Ownership Guidelines

    Under the Director Compensation Policy, each non-employee director is required to own shares of our common stock (the “Ownership Requirement”) having a value (as described below) equal to the sum of five times the base annual retainer payable to each non-employee director.

    For purposes of determining ownership, the following is included in determining whether a non-employee director has satisfied the Ownership Requirement:

•
Shares of our common stock owned individually, either directly or indirectly, including vested and unvested restricted stock, restricted stock unit awards, deferred stock unit awards or shares acquired upon exercise of stock options; and

•	Shares of our common stock owned jointly or separately by a spouse, domestic partner and/or minor children, directly or indirectly.

    No other rights to acquire shares of our common stock (including stock options or similar rights) are considered shares of our common stock owned for purposes of meeting the Ownership Requirement under the Director Compensation Policy.

    The value of a share of the Company’s common stock is calculated as of the last trading day of each calendar year (a “Determination Date”) based on the average closing price of our common stock during that calendar year.  Any subsequent change in the value of the shares of our common stock during that year does not affect the amount of stock a non-employee director should hold during that year pursuant to the Ownership Requirement.  If the value of the shares of our common stock decreases during a particular year, each non-employee director has until the next Determination Date to acquire any additional shares needed to meet the Ownership Requirement.

    In addition, in the event the annual retainer increases, each non-employee director has four years from the time of the increase to acquire any additional shares needed to satisfy the Ownership Requirement.

    A non-employee director has until the first Determination Date following the fourth anniversary of such non-employee director’s election or appointment to the Board or upon otherwise becoming a non-employee director of the Board to satisfy the Ownership Requirement.  However, a non-employee director who was a non-employee director of the Company as of April 1, 2009, has until December 31, 2013 to meet the Ownership Requirement.

    As of December 31, 2011, the most recent Determination Date under the stock ownership guidelines for non-employee directors, all non-employee directors have satisfied their Ownership Requirement.

Director Compensation Table

    The following table sets forth the compensation paid to each individual who served as a non-employee member of our Board of Directors in 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)

Charles G. Berg	407,250	124,993	532,243
Carol J. Burt	94,000	124,993	218,993
David J. Gallitano	176,750	124,993	301,743
D. Robert Graham	94,000	124,993	218,993
Kevin F. Hickey	113,000	124,993	237,993
Christian P. Michalik	90,000	124,993	214,993
Glenn D. Steele, Jr., M.D.	86,000	124,993	210,993
William L. Trubeck	90,000	124,993	214,993
Paul E. Weaver	99,000	124,993	223,993

(1)
The amounts included in the “Stock Awards” column represent the full grant date fair value of restricted stock units granted to non-employee directors in 2011 calculated in accordance with FASB ASC Topic 718.  These amounts reflect the accounting expense that we will recognize over the vesting term of these awards and do not correspond to the actual value that will be realized by the directors.  For a discussion of valuation assumptions and methodologies, see Note 16 to our 2011 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2011.  On the date of the annual meeting of stockholders held on May 25, 2011, each incumbent non-employee director who was re-elected was granted an annual equity award of 2,590 shares of restricted stock with a value of approximately $125,000 based on the closing price on the date of grant.  This annual equity award was granted under the 2004 Equity Incentive Plan and vests in full on the earlier of May 25, 2012 or the date of our 2012 Annual Meeting of Stockholders; provided that any unvested restricted stock units will immediately vest if the director’s service terminates following a change in control.

    The following table sets forth certain information regarding unexercised options and unvested stock awards for each non-employee member of our Board of Directors as of December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)

Charles G. Berg	280,000	—	23.88	12/31/15	—		—
	—	—	—	—	2,590	(2)	135,975

Carol J. Burt	—	—	—	—	3,610	(3)	189,525
	—	—	—	—	2,590	(2)	135,975

David J. Gallitano	—	—	—	—	4,785	(4)	251,213
	—	—	—	—	2,590	(2)	135,975

D. Robert Graham	—	—	—	—	2,590	(2)	135,975

Kevin F. Hickey	5,000	—	17.00	07/07/14	—		—
	4,500	—	36.45	07/27/12	—		—
	5,000	—	47.40	06/07/13	—		—
	—	—	—	—	2,590	(2)	135,975

Christian P. Michalik	33,657	—	6.47	12/31/13	—		—
	5,000	—	17.00	07/07/14	—		—
	4,500	—	36.45	07/27/12	—		—
	5,000	—	47.40	06/07/13	—		—
	—	—	—	—	2,590	(2)	135,975

Glenn D. Steele, Jr., M.D.	—	—	—	—	1,892	(5)	99,330
	—	—	—	—	2,590	(2)	135,975

William L. Trubeck	—	—	—	—	3,143	(6)	165,008
	—	—	—	—	2,590	(2)	135,975

Paul E. Weaver	—	—	—	—	3,143	(6)	165,008
	—	—	—	—	2,590	(2)	135,975

(1)	Value based on $52.50 per share, which was the closing price of our common stock on the NYSE on December 30, 2011, the last business day of 2011.
(2)
These restricted stock units vest in full on the earlier of May 25, 2012 or the date of our 2012 Annual Meeting of Stockholders; provided that any unvested restricted stock units will immediately vest if the director’s service terminates following a change in control.

(3)
Of this amount, 1,805 restricted shares vest on June 10, 2012 and 1,805 restricted shares vest on June 10, 2013; provided that any unvested restricted shares will immediately vest if the director’s service terminates following a change in control.

(4)	These restricted shares vested on March 23, 2012.
(5)	These restricted shares vest on October 29, 2012; provided that any unvested restricted shares will immediately vest if the director’s service terminates following a change in control.
(6)
Of this amount, 1,571 restricted shares vested on February 12, 2012 and 1,572 restricted shares vest on February 12, 2013; provided that any unvested restricted shares will immediately vest if the director’s service terminates following a change in control.

  The table below sets forth the number of shares of restricted stock and/or restricted stock units that vested and the value realized upon vesting of such shares, or the number of stock options exercised and the value realized upon exercise of the stock options, for each individual who served as a non-employee director in 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($ )	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)

Charles G. Berg	20,000	628,724	—	—
Carol J. Burt	—	—	1,805	87,543
David J. Gallitano	—	—	8,394	361,225
D. Robert Graham	—	—	3,610	174,219
Kevin F. Hickey	—	—	3,610	174,219
Christian P. Michalik	—	—	3,610	174,219
Glenn D. Steele, Jr., M.D.	—	—	5,501	266,897
William L. Trubeck	—	—	5,182	229,254
Paul E. Weaver	—	—	5,182	229,254

(1)
Represents the value realized upon the exercise of stock options calculated by multiplying the number of shares purchased upon exercise of the stock option by the difference between the market price of our common stock at the time of exercise and the exercise price of the stock option.

(2)
Represents the gross number of shares acquired upon vesting of shares of restricted stock and/or restricted stock units without taking into account any shares that may have been withheld to satisfy applicable tax obligations.

(3)
Represents the value of vested shares of restricted stock and/or restricted stock units calculated by multiplying the gross number of vested shares of restricted stock and/or restricted stock units by the closing price of our common stock on the NYSE on the vesting date or if the vesting date occurred on a day on which the NYSE was closed for trading, the next trading day.

Compensation Committee Interlocks and Insider Participation

          During 2011, Ms. Burt and Messrs. Gallitano, Hickey and Weaver served as the members of the Compensation Committee, with Mr. Gallitano serving as the chairperson.  None of these directors has ever been an officer or employee of the Company or any of its subsidiaries or had any relationship during 2011 that would require disclosure under Item 404 of SEC Regulation S-K.  During 2011, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity, one of whose executive officers served on our Board or Compensation Committee.

Communication with Directors

   The Board has adopted procedures relating to communications sent to directors to ensure that such communications are properly managed.   Stockholders and other interested parties may contact our Lead Director, non-management members of our Board as a group, the full Board or any individual member of the Board, by writing to the following address:

[Name of Requested Recipient]
WellCare Health Plans, Inc.
8735 Henderson Road
Tampa, Florida 33634
Attn:  Chief Compliance Officer

   The communication should clearly identify the issue being raised, the name of the party initiating the communication and contact information for potential follow-up by the recipient.

   In addition, our Board and Audit and Finance Committee have established separate procedures for the receipt, retention and treatment of communications related to accounting, internal accounting controls or auditing matters.  Both the Board and the Audit and Finance Committee communication procedures are available on our website at www.wellcare.com.  As described in more detail in the procedures as posted on our website, we generally will not forward to the directors certain types of materials, such as communications that are primarily commercial in nature, relate to an improper or irrelevant topic or request general information regarding WellCare.

 Corporate Compliance Program

     We have implemented a comprehensive corporate ethics and compliance program that includes an associate corporate ethics and compliance training program (called iCare), a Code of Conduct and Business Ethics (the “Code of Conduct”), and related policies and procedures.  The corporate compliance program covers all aspects of our Company and is designed to assist us with conducting our business in accordance with applicable federal and state laws and high standards of business ethics.  The corporate compliance program applies to members of our Board, our officers and all of our associates.  The following are several features of our compliance program:

•
Regulatory Compliance Committee.  The Regulatory Compliance Committee of the Board oversees our compliance activities and programs. This committee receives periodic reports from our Chief Compliance Officer and is responsible for oversight of management’s corporate Compliance Committee, which is described below.

•
Chief Compliance Officer. Our Chief Compliance Officer reports directly to our Chief Executive Officer and the Regulatory Compliance Committee and is responsible for monitoring regulatory reporting and regulatory communications and affiliated company arrangements, among other things.

•
Corporate Compliance Committee. Our corporate Compliance Committee operates under a charter approved by the Board’s Regulatory Compliance Committee, is chaired by our Chief Compliance Officer and is comprised of members of senior management, including our General Counsel, Chief Administrative Officer and our Chief Auditor.  The corporate Compliance Committee oversees iCare and reviews areas of legal, regulatory and compliance risk throughout the Company.

•
Communications with regulators. We have implemented a comprehensive program to help us identify regulatory reporting issues and report such issues to the appropriate federal or state regulator.  The program, which is administered under the supervision of our Chief Compliance Officer, is designed to ensure the reliability of the information we communicate to regulators.

•	Compliance training. iCare includes mandatory compliance training for all associates.

•	Non-retaliation policies and multiple reporting channels. As an integral part of the iCare program, we emphasize non-retaliation and provide a variety of channels for associates to express concerns.

•	Written policies and procedures. We have adopted written policies and procedures to reflect our commitment to corporate integrity and compliance and our duty to report.

    Our Code of Conduct is available on our website at www.wellcare.com.  We intend to disclose future amendments to, or waivers from, the provisions of the Code of Conduct, if any, made with respect to any of our directors and executive officers on our website.

Audit and Finance Committee Report

The role of the Audit and Finance Committee is to assist the Board of Directors in the oversight of (i) the integrity of our financial statements; (ii) our compliance with legal, financial and regulatory requirements; (iii) the qualification and independence of our independent registered public accounting firm; (iv) the performance of our internal audit function and independent registered public accounting firm; and (v) our financial matters. The Audit and Finance Committee operates pursuant to a charter that is available on our website at www.wellcare.com and which sets forth the specific duties and responsibilities of the Audit and Finance Committee. As set forth in the charter, the planning and conducting of the audit is the responsibility of the independent registered public accounting firm and the financial statements are the responsibility of our management. The Audit and Finance Committee has the authority and responsibility for the retention and termination of our independent registered public accounting firm.

            In performance of its oversight function, the Audit and Finance Committee has reviewed and discussed the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2011 with management and Deloitte & Touche LLP, our independent registered public accounting firm. The Audit and Finance Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and replaced by Statement on Auditing Standards No. 114 (AICPA, Professional Standards, Vol 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit and Finance Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and has discussed with Deloitte & Touche LLP their independence.

    The members of the Audit and Finance Committee are advised by the independent registered public accounting firm. The independent registered public accounting firm is an expert in the fields of accounting and auditing, including in respect of auditor independence. Members of the Audit and Finance Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, management is solely responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

    Based upon the review and discussions described in this report, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2011, as filed with the SEC. In addition, the Audit and Finance Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

The Audit and Finance Committee

Paul E. Weaver, Chairperson Carol J. Burt Christian P. Michalik William L. Trubeck
Related Person Transactions

We have a written policy for reviewing transactions between us and our executive officers, directors and certain of their immediate family members and other related persons, including those required to be reported under Item 404 of Regulation S-K.  Under this policy, the NCG Committee must approve any transaction in which we participate that involves more than $100,000 and in which a related person has a direct or indirect material interest.  However, related person transactions that involve executive compensation or compensation for the members of our Board must be approved by the Compensation Committee.  Pursuant to our policy, we enter into a transaction with such related persons only if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and is otherwise fair to us.

Executive Officers

The names and ages of the Company’s executive officers, and their positions, terms of office and business experience are listed below. All information is as of March 26, 2012.  Officers serve at the discretion of the Board of Directors.

Name	Age	Title	Employed Since

Alec Cunningham	45	Chief Executive Officer	2005
Thomas L. Tran	55	Senior Vice President and Chief Financial Officer	2008
Lawrence D. Anderson	51	Senior Vice President and Chief Human Resources Officer	2010
Christina C. Cooper	41	President, Florida and Hawaii Division	2006
Walter W. Cooper	48	Chief Administrative Officer	2006
Lisa G. Iglesias	46	Senior Vice President, General Counsel and Secretary	2010
Daniel R. Paquin	48	President, National Health Plans	2012
Marc S. Russo	42	President, North Division	2010
Jesse L. Thomas	60	President, South Division	2010
Blair W. Todt	44	Senior Vice President and Chief Compliance Officer	2010

Alec Cunningham joined WellCare in January 2005.  Mr. Cunningham has served as the Company’s Chief Executive Officer since December 2009.  Since June 2010, Mr. Cunningham also has served as a member of WellCare’s Board of Directors.  Prior to being elected Chief Executive Officer, Mr. Cunningham held several positions within WellCare, including Vice President of Business Development, Senior Vice President of Government Relations and New Markets, President, Florida Region and, most recently, President, Florida and Hawaii Division.  Mr. Cunningham received his undergraduate degree from Oklahoma State University and his Master in Business Administration from the University of Southern California.

Thomas L. Tran has served as our Senior Vice President and Chief Financial Officer since July 2008.  Prior to joining WellCare, Mr. Tran was the President, Chief Operating Officer and Chief Financial Officer of CareGuide, Inc., a health management company, from June 2007 to June 2008.  From July 2005 to June 2007, Mr. Tran was Senior Vice President and Chief Financial Officer of Uniprise, one of the principal operating businesses of UnitedHealth Group that manages health care benefits programs for employers.   Mr. Tran holds a degree in accounting from Seton Hall University and a Master of Business Administration in Finance from New York University.

Lawrence D. Anderson joined us in October 2010 and serves as our Senior Vice President and Chief Human Resources Officer.  Before joining WellCare, Mr. Anderson was the Senior Vice President of Human Resources for ValueOptions, a managed care company that specializes in management of behavioral health services, from October 2006 to October 2010.  Prior to this, he served as Vice President of Human Resources at WellPoint, Inc. from October 1997 to May 2006.  Mr. Anderson earned his Bachelor of Business Administration and Master of Industrial Relations degrees from the University of Minnesota.

Christina C. Cooper currently serves as our President, Florida and Hawaii Division.  Ms. Cooper joined WellCare in September 2006 as Vice President, Finance Operations and was promoted to Region Vice President, Finance in August 2008.  In August 2009, Ms. Cooper was promoted to Chief Operating Officer of the Florida and Hawaii Division and was promoted to her current position in December 2009. Prior to joining WellCare, Ms. Cooper held several leadership positions at PacifiCare Health Systems from 1999 to 2006, including Regional Vice President, Finance.  Ms. Cooper received her Bachelor of Arts and Master of Public Administration degrees from the University of Arizona.

Walter W. Cooper has served as our Chief Administrative Officer since October 2010.  Mr. Cooper joined WellCare in October 2006 as the Senior Vice President of Strategic Initiatives and has since held several senior-level positions with WellCare.  In March 2008, Mr. Cooper was appointed as our Senior Vice President, Marketing & Sales and in March 2010, he became Senior Vice President, Chief Marketing Officer and President, Specialty Business Unit.  Prior to joining WellCare, Mr. Cooper served in senior-level positions with UnitedHealth Group from November 2004 to October 2006, including positions as Senior Vice President of United Retiree Solutions and Vice President of Marketing and Product for Specialized Care Services. He received both his Bachelor of Science degree in Mechanical Engineering and his Master of Business Administration from Gannon University.

Lisa G. Iglesias has served as our Senior Vice President, General Counsel and Secretary since February 2012. She first joined WellCare in February 2010 as Vice President, Securities and Assistant General Counsel.  Prior to joining WellCare, Ms. Iglesias served as General Counsel and Corporate Secretary for Nordstrom, Inc. from 2007 to 2008, and as General Counsel and Secretary of Spherion Corporation from 1999 to 2007.  Ms. Iglesias earned her Juris Doctorate from the University of Miami. She also holds a Master of Accountancy degree and a Bachelor of Science in Business Administration, both from the University of South Florida. She is a member of the Florida, Washington and District of Columbia Bars and is a certified public accountant in Florida.

Daniel R. Paquin joined WellCare in February 2012 as our President, National Health Plans.  Before joining WellCare, Mr. Paquin was with Coventry Health Care, Inc. from October 2008 to December 2011 where he most recently served as its Corporate Vice President, Medicaid Business Development, in which role he was responsible for leading Coventry’s marketing activities and with securing new state contracts. From October 2008 to August 2011, Mr. Paquin served as President and Chief Executive Officer of HealthCare USA, one of Coventry’s Missouri health plans, where he was responsible for the growth and development of that statewide health plan.  Prior to joining Coventry, Mr. Paquin served as Chief Operating Officer of CareSource Management Group Co. from February 2007 to October 2008 where he was responsible for the development and management of two health plans in Ohio and Michigan.  Mr. Paquin holds a Bachelor of Arts from the University of New England, a Bachelor of Science from Southern Illinois University and a Master of Sciences, Health Services Administration, from Central Michigan University.

Marc S. Russo has served as our President, North Division since November 2010.  Prior to joining WellCare, Mr. Russo served as the Vice President of Senior Markets for Blue Shield of California from September 2009 to November 2010. From 2006 to 2009, Mr. Russo served as a Regional President for Secure Horizons, UnitedHealthcare’s Medicare managed care business.  Mr. Russo received his Bachelor of Arts degree from the University of Connecticut and his Master of Business Administration degree from the University of Maryland.

Jesse L. Thomas has served as our President, South Division, since October 2010.  Prior to joining WellCare, Mr. Thomas served as the President of Molina Healthcare of Michigan and Ohio from 2006 to 2010. Prior to joining Molina Healthcare, Mr. Thomas served as the Chief Administrator of the Office of Healthcare Purchasing for the Illinois Department of Healthcare and Family Services from 2005 to 2006.  Mr. Thomas was the Executive Director of United Healthcare – AmeriChoice Illinois from 2004 until 2005 and he also served as board president for the Illinois Association of Medicaid Health Plans in Chicago during the same period.  In 2003, Mr. Thomas declared bankruptcy and his debt was unconditionally discharged in 2003.  Mr. Thomas received his Bachelor of Liberal Arts degree from the University of Illinois, Chicago.

Blair W. Todt joined WellCare in April 2010 as our Senior Vice President and Chief Compliance Officer.  Prior to joining WellCare, Mr. Todt was Senior Vice President, General Counsel and Secretary for health care provider MedCath Corporation from February 2007 to March 2010.  From May 2005 to February 2007, Mr. Todt served as Deputy General Counsel, Compliance and Litigation at BearingPoint, Inc. (formerly KPMG Consulting Inc.).  Mr. Todt received his undergraduate degree from The George Washington University and his Juris Doctorate from Brooklyn Law School.

Executive Compensation

Compensation Discussion and Analysis

Introduction

This section of the proxy statement explains the Company’s executive compensation program as it relates to the following “named executive officers” whose compensation information is presented in the tables following this discussion:

•	Alec Cunningham, Chief Executive Officer;
•	Thomas L. Tran, Senior Vice President and Chief Financial Officer;
•	Walter W. Cooper, Chief Administrative Officer;
•	Christina C. Cooper, President, Florida and Hawaii Division;
•	Marc S. Russo, President, North Division; and
•	Scott D. Law, former Senior Vice President, Health Care Delivery.

Overview

    The Compensation Committee implemented a number of practices in 2010 to better align our executive compensation program with market norms and corporate governance best practices.  In 2011, we conducted our first “say on pay” advisory vote at our 2011 Annual Meeting of Stockholders.  At the 2011 Annual Meeting of Stockholders, more than 80% of the votes cast in the advisory vote were in favor of our named executive officer compensation as disclosed in our 2011 proxy statement.  Our Compensation Committee considered this strong support and determined to continue these practices in 2011.  The following is a list of highlights of our current executive compensation practices, which we believe drive performance and serve our stockholders’ long-term interests.

What We Do . . .

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We benchmark executive compensation against the compensation practices of a selected group of companies that we consider to be our peers and market pay data from published surveys of a broader group of companies, and use the median of market data (as defined under “Competitive Positioning” below) as a reference point when making decisions regarding target compensation levels for our executive officers.

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We tie pay to performance.  We grant performance-based incentive awards under a pay-for-performance compensation program with pre-established short-term and long-term incentive goals designed to align individuals’ rewards with Company performance, including tangible financial results and the achievement of heath care quality, regulatory compliance and service excellence goals.  The Compensation Committee believes that financial goals are very important, but focus on only financial measures can result in quality and compliance issues that negatively impact subsequent year financial performance.  Accordingly, the mix of financial and non-financial metrics is designed so that metrics in our short-term and long-term programs balance near-term operational performance with longer-term strategic goals.  Additionally, non-financial components are given equal weight to the financial components.  The Compensation Committee believes this balance helps reinforce a culture emphasizing the importance of quality of service and regulatory compliance, which are both critical to the Company’s long-term performance.

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We use a balanced mix of long-term incentive awards for our executive officers.  Long-term performance-based awards use multiple performance objectives that drive long-term value creation and are based on three-year performance cycles with cliff vesting in the third year.  Stock options, when used, are not a significant portion of our executives’ compensation in any particular year.

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We use sign-on equity awards only to replace awards forfeited from a prior employer.  Our practice is for new executives to participate in the cycle of incentive awards related to the year in which they are hired, the majority of which are performance-based.  These awards are pro-rated in certain instances depending on the time of year hired.

•	We reduced the dilutive effect of employee incentive programs by reducing the average annual burn rate of our associate equity plans.

•	Werequire that our executive officers hold a substantial amount of Company stock.

•	We include misconduct-based recoupment or “clawback” provisions for all incentive awards issued to our associates, including our executive officers.

•
We adopted a severance plan for our executive officers with terms that are consistent with market practices.  The executive severance plan includes “double-trigger” change-in-control severance provisions, misconduct-based clawback provisions and does not provide for any change-in-control excise tax gross-up payments.  Change in control cash payouts under the executive severance plan for the Chief Executive Officer is 2.5x base salary and bonus and ranges from 1.5x to 2.0x base salary and bonus for our other executive officers.

•	We have a formal annual review process for the Chief Executive Officer’s performance, led by the Chairman of the Compensation Committee.

•	Our Compensation Committee uses an independent compensation consulting firm.

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We pay our Chief Executive Officer an amount that is reasonable relative to our other executive officers.   Our Chief Executive Officer’s total target compensation is less than three times the next highest-paid named executive officer’s total target compensation.

•	We have implemented a Board and management process to identify and mitigate undue compensation-related risks through our enterprise-wide risk management process.

What We Do Not Do . . .

•	We do not have employment contracts with our executive officers. All individual employment and severance agreements with our executive officers were terminated in 2011.

•	We do not guarantee bonuses.

•	We do not provide for any change-in-control excise tax gross-up payments.

•	We do not have an executive retirement plan that provides extra benefits to our executive officers.

•	We do not provide any perquisites to former and/or retired executives, such as lifetime benefits, car allowances, personal use of corporate aircraft, or other similar arrangements.

•	We have made a commitment not to pursue an equity exchange or re-pricing program without first obtaining stockholder approval for such program.

•	We prohibit our executive officers from using Company stock in hedging activities, such as “cashless” collars, forward sales, equity swaps, or other similar arrangements.

•	The Compensation Committee does not allow its compensation consultants to provide any other services to the Company.

Principal Components of Compensation

   For 2011, our executive compensation program primarily consisted of the following three elements: (1) base salary, (2) short-term incentive compensation and (3) long-term incentive compensation.  Each element of our 2011 compensation program is intended to encourage and foster the following results and behaviors, although we do not use a rigid formula or pre-established weighting when determining the allocation of elements.

	Objectives / Structure	Behavioral Focus

Base Salary	• Provides competitive level of fixed compensation	• Rewards core competence relative to level of responsibility, experience and contribution

Short-Term Incentives	• Provides at-risk variable compensation opportunity for short-term performance • Paid in cash	• Rewards on the basis of tangible financial results and the achievement of health care quality, regulatory compliance and service excellence goals that are the basis for longer-term strategic goals

Long-Term Incentives	• Provides at-risk variable compensation opportunity for long-term performance • Paid in equity (75% performance-based stock units, 25% time-based stock units)	• Rewards on the basis of sustained long-term achievement of financial results and health care quality • Aligns executive compensation with creation of shareholder value

    The 2011 executive compensation program uses substantially the same compensation elements as were used for the 2010 program.  The only change to the 2010 compensation elements was to change the mix of long-term incentives.  For 2010, the Compensation Committee determined to use a balanced mix of performance-based cash awards, performance-based stock units, time-based stock units and stock options as long-term incentive awards for our executive officers.  For 2011, the Compensation Committee increased the concentration of performance-based stock unit awards to 75% and did not use stock options or long-term cash incentive awards.  These changes were made to better focus and reward executives for multiple performance objectives that drive long-term value creation, and in part to mitigate the possibility of excessive risk-taking.

    Executives also participate in an executive severance plan and receive modest perquisites.  They also are eligible to participate in benefits we offer to a broader group of our associates, such as health insurance, a 401(k) retirement savings plan and relocation assistance.

2011 Performance

    In 2011, the Company delivered strong operating performance in line with our short-term and long-term goals despite operating in a challenging regulatory and economic environment.  Among other things, our 2011 achievements included:

•	We achieved strong earnings per share results for 2011.

•	We improved our medical cost position, which was driven by our ongoing medical cost management initiatives. During 2011, our year-over-year medical benefits ratio decreased by 350 basis points.

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We improved our administrative cost position, which was driven by our strategic and organizational restructuring initiatives.  During 2011, our selling, general and administrative expense ratio, adjusted to exclude investigation-related costs, decreased by 60 basis points year-over-year.

•	Our membership grew by 338,000, or 15% over the prior year, to 2,562,000 members at the end of 2011.

•	We were selected to serve Kentucky’s Medicaid population under the state’s new program.

•	The National Committee for Quality Assurance accredited our Georgia and Missouri health plans.

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Our HealthEase of Florida and WellCare of Florida subsidiaries representing our Florida Medicare, Medicaid (HealthEase and Staywell) and Healthy Kids product lines each received a 100% score on our first audits by URAC, which is the nations's largest accrediting body for health care and establishes quality standards for the health care industry.

•	We entered into a new $300 million senior secured credit facility which provides liquidity to support growth, as well as additional flexibility in the management of the Company’s capital structure.

•	We achieved an organizational realignment between our health services, operations and information technology departments to support our long-term strategic goals.

•	We launched infrastructure upgrades to enhance functionality and increase the quality of our core processing system as well as to prepare us to meet new compliance standards.

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We entered into settlement agreements with the Civil Division of the United States Department of Justice, the Civil Division of the United States Attorney’s Office for the Middle District of Florida and the Civil Division of the United States Attorney’s Office for the District of Connecticut to settle their pending inquiries.

•	We resolved the putative shareholder class action complaints.

•	We entered into a Corporate Integrity Agreement with the Office of Inspector General of the U.S. Department of Health and Human Services.

   The Company’s 2011 performance, which is discussed in more detail under “2011 Annual Incentive Awards” below, was reflected in the Compensation Committee’s determination to pay bonuses under our 2011 short-term incentive program to our executive officers, including our named executive officers, at 121% of each executive officer’s short-term incentive target.

Decision-Making Process and Role of Executive Officers

            On behalf of the Board, the Chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee co-lead an annual performance review of our Chief Executive Officer.  The review includes personal interviews with members of management by the Chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee, and a review of the Chief Executive Officer’s self-assessment.  The results of this performance evaluation provide a qualitative assessment of the Chief Executive Officer’s performance during the year.

           The Chief Executive Officer conducts an annual performance review of each executive officer who reports to him, and the results are provided to the Compensation Committee.  These performance evaluations, along with compensation-related recommendations from the Chief Executive Officer, are considered by the Compensation Committee when making compensation decisions for these executive officers.

Compensation Consultant

            In accordance with the Compensation Committee’s charter, the Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director and executive officer compensation, and the sole authority to approve the compensation consultant’s fees.  The Compensation Committee’s charter also provides that any engagement of an independent compensation consultant to provide other services to the Company requires the Compensation Committee’s pre-approval.

            Towers Watson & Co. (“Towers Watson”) served as the Compensation Committee’s independent compensation consultant from 2005 through June 2011.  During its tenure, Towers Watson reported directly to the Compensation Committee and provided research, market data, survey information and design expertise in developing director and executive compensation programs.  Towers Watson also provided market data and recommendations regarding the Company’s peer group of companies.  In addition, Towers Watson kept the Compensation Committee apprised of regulatory developments.  A representative of Towers Watson generally attended meetings of the Compensation Committee, was available to participate in executive sessions when invited, and communicated directly with the Compensation Committee’s Chairperson and its other members outside of meetings.  The Compensation Committee used Towers Watson’s recommendations as one of several factors in determining the compensation decisions in February 2011 affecting our Chief Executive Officer and other executive officers.  The Compensation Committee considers Towers Watson to be independent because Towers Watson performed no services for the Company’s management.

    In June 2011, the Compensation Committee retained Frederic W. Cook & Co. (“Cook & Co.”) to replace Towers Watson as its independent compensation consultant.  Cook & Co. reports directly to the Compensation Committee and provides research, market data, survey information and design expertise in developing director and executive compensation programs.  The types of services performed by Cook & Co. during 2011 included recommending changes to the peer groups, advising on design of short-term and long-term incentive programs, advising on executive officer severance benefits, advising on stock ownership guidelines, providing data regarding prevalent compensation practices and levels of pay and commenting on compensation-related disclosure.  A representative of Cook & Co. generally attends meetings of the Compensation Committee, is available to participate in executive sessions when invited, and communicates directly with the Compensation Committee’s Chairperson and its other members outside of meetings.  The Compensation Committee considers Cook & Co. to be independent because Cook & Co. performed no services for the Company’s management.

Competitive Positioning

    For benchmarking purposes in assessing and reviewing compensation for our executive officers, including our named executive officers, the Compensation Committee utilized data collected from the publicly disclosed proxy materials of a selected group of companies (the “Peer Group”) and market pay data from published surveys of a broader group of companies (the “Survey Group”).

   The Peer Group used for setting 2011 compensation levels for our executive officers consisted of the following companies:

Medicaid Focus	Medicare Focus	Diversified HMO
AMERIGROUP Corporation Centene Corporation Molina Healthcare, Inc.	HealthSpring, Inc. Humana Inc. Universal American Corp.	Aetna Inc. Coventry Health Care, Inc. Health Net, Inc.

    The companies included in the Peer Group were selected by the Compensation Committee with the assistance of its independent compensation consultant, which at the time was Towers Watson, and are the same companies that were used for the Peer Group in the prior year.  These companies were selected because they are most similar to us from a business perspective and because they are representative of the pool of companies in which we compete for talent.  The fiscal year 2010 revenues of the companies included in the Peer Group, which was the most current information available when selecting the Peer Group, ranged from approximately $3.1 billion to $34.2 billion, with a median of $5.8 billion.  This compared to our fiscal year 2010 revenues of approximately $5.4 billion.

    In addition to Peer Group data, and when Peer Group data did not provide sufficient information for a particular position, the Compensation Committee used Survey Group data provided by Towers Watson from the following published survey sources:

•	Watson Wyatt 2010/11 Survey Report on Top Management Compensation;
•	Watson Wyatt 2010/11 Health Insurance Executive Compensation Survey;
•	Watson Wyatt 2010/11 Survey Report on Insurance Industry Management Compensation;
•	2010 U.S. Mercer Benchmark Database: Executive Survey Report;
•	2010 Mercer Integrated Health Networks (IHN): U.S. Integrated Health Networks Compensation Survey Suite;
•	2010 Empsight International, LLC Compliance, Audit and Risk Compensation Survey; and
•	2010 Towers Perrin Executive.

            The data from these surveys was scaled to our size by Towers Watson based on revenues or corresponding revenue ranges as provided by the various surveys.  While the Compensation Committee reviewed and considered the data provided by these surveys, it did not consider or review the compensation paid to executives at the component companies included within such surveys.

            The Peer Group data and Survey Group data is collectively referred to as “market data.”

            In setting compensation levels, the Compensation Committee compares base salaries, annual incentive opportunities and long-term incentive opportunities for our executive officers to the Peer Group and/or Survey Group data (as discussed below).  The Compensation Committee recognizes that there are inherent limitations on the comparability and usefulness of the Peer Group and Survey Group data, including time lags, differences in scope of responsibilities, geographic differences and other factors.  While the Compensation Committee believes such comparative information is useful, such data is intended solely to serve as a reference point to assist the Compensation Committee in its discussions and deliberations.  Each executive officer’s compensation is determined after considering the market data of comparable positions, the executive’s qualifications and experience, the executive’s scope of responsibility within the Company, internal equity (in this context, meaning striving to ensure that our executives with similar levels of responsibility, experience and historical performance are rewarded comparably) and an individual’s historical performance.

            Because the Compensation Committee believes the data from the Peer Group is closely representative of the market data for chief executive officers and chief financial officers having similar responsibilities as our Chief Executive Officer and our Chief Financial Officer, and sufficient Peer Group data is reported for those positions, the Compensation Committee benchmarked the compensation of our Chief Executive Officer and Chief Financial Officer primarily against a combination of the Peer Group and Survey Group data.  With respect to the other named executive officers, the Compensation Committee benchmarked their compensation against the Survey Group data because the Peer Group data does not provide sufficient information for comparable positions.

Components of Executive Compensation for 2011

            The table below summarizes the 2011 compensation elements of our named executive officers.  These compensation elements were approved by the Compensation Committee in February 2011 in connection with the Company’s annual performance and compensation review process.

Executive	Base Salary	Short-Term Incentive Target	Long-Term Incentive Target	Total Target Compensation

Alec Cunningham	$800,000	$1,000,000	$2,400,000	$4,200,000

Thomas L. Tran	$500,000	$500,000	$750,000	$1,750,000

Walter W. Cooper	$440,000	$330,000	$660,000	$1,430,000

Christina C. Cooper	$330,000	$198,000	$429,000	$957,000

Marc S. Russo	$330,000	$198,000	$330,000	$858,000

Scott D. Law	$400,000	$320,000	$620,000	$1,340,000

    In connection with our annual performance and compensation review process, the Compensation Committee approved the following compensation adjustments in February 2011, which are reflected in the table above:

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Mr. Cunningham’s base salary was increased from $650,000 to $800,000.  Mr. Cunningham’s short-term and long-term incentive targets, expressed as a percentage of base salary, were not adjusted, but were applied to his new base salary, which had the effect of increasing the dollar amount of his short-term and long-term target opportunities.  Mr. Cunningham’s initial base salary as Chief Executive Officer of $650,000 was set below the 25th percentile of market data as it was his first year in the position.  The increase to Mr. Cunningham’s base salary reflects his strong performance during his first year as Chief Executive Officer and brings his base salary and  total target compensation closer to, but still below, the median of market data.

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Mr. Tran’s base salary was increased from $475,000 to $500,000.  Mr. Tran’s short-term and long-term incentive targets, expressed as a percentage of base salary, were not adjusted, but were applied to his new base salary, which had the effect of increasing the dollar amount of his short-term and long-term target opportunities.  The increase is Mr. Tran’s first since he joined the Company in 2008 and was made to better align his compensation with the median of market data for comparable positions.

•
Ms. Cooper’s base salary was increased from $310,000 to $330,000.  Ms. Cooper’s short-term and long-term incentive targets, expressed as a percentage of base salary, were not adjusted, but were applied to her new base salary, which had the effect of increasing the dollar amount of her short-term and long-term target opportunities.  The increase was to better align her base salary to internal peers.

•
Mr. Russo's base salary was increased from $315,000 to $330,000, his short-term incentive target, expressed as a percentage of base salary, was increased from 40% to 60%, resulting in a short-term incentive target of $198,000, and his long-term incentive target, expressed as a percentage of base salary, was increased from 70% to 100%, resulting in a long-term incentive target of $330,000.  the increases were to better align his compensation with the median of market data for comparable positions and to internal peers.

•	No compensation adjustments were made for Messrs. Cooper or Law, whose compensation was in alignment with the market data for comparable positions.

2011 Annual Incentive Awards

    As a component of total compensation, the Compensation Committee grants short-term incentive awards with the intention of driving the achievement of key goals and initiatives for the Company and rewarding individuals based on their contributions to those results.  Short-term incentive awards are discretionary, based on each executive’s pre-established short-term incentive target, subject to continued employment and the achievement of performance goals established by the Compensation Committee, and are payable in cash.  Under the short-term incentive program for our executive officers, including our named executive officers, each executive officer’s short-term incentive opportunity is limited to a maximum payout of 150% of target.  The Compensation Committee appreciates that collaboration at senior levels in an organization is important in all industries, but believes it is especially important in our industry because failure to collaborate can lead to regulatory and quality issues, which would have a more profound long-term impact on the business than would be the case in most other industries.  Accordingly, to reinforce the importance of executive collaboration, teamwork, accountability and success across all of the Company’s operations in achieving the Company’s goals, the Compensation Committee evaluates the performance of the executive team as a group, and applies the same payout percentage to each executive officer’s target opportunity.

            The Compensation Committee worked with the Regulatory Compliance Committee, the Health Care Quality and Access Committee, the Audit Committee and senior management to develop the 2011 short-term performance goals that are designed to align individuals’ rewards with Company performance, including tangible financial results and the achievement of heath care quality, regulatory compliance and service excellence goals.  These goals were communicated to our executives in early 2011 and consist of a financial component (weighted 50%), a compliance/quality component (weighted 25%) and a service excellence component (weighted 25%).  The Compensation Committee believes that financial goals are very important, but focus on only financial measures can result in quality and compliance issues that negatively impact subsequent year financial performance.  Accordingly, the mix of financial and non-financial metrics in our short-term and long-term programs balance near-term operational performance with longer-term strategic goals.  Additionally, the non-financial components, taken together, are given equal weight to the financial component.  The Compensation Committee believes this balance helps reinforce a culture emphasizing the importance of quality of service and regulatory compliance.  In other words, failure to focus on quality and compliance in one year could harm our financial performance in future years.

    Achievement of the short-term incentive goals is measured against pre-established targets.  However, to guard against any unintended outcomes or unexpected external circumstances that could result in an unjust outcome, the Compensation Committee retained significant discretion to determine ultimate award payouts.  As such, in making a determination as to whether or not awards will be paid and the amounts of award payments, if any, the Compensation Committee is heavily guided by reference to the pre-established targets but applies discretion to evaluate other factors such as unanticipated events, acquisition and expansion costs, non-recurring and extraordinary items, and other factors it deems relevant.

The following table summarizes the 2011 short-term performance goals and related results.

Weight	Performance Metric	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	Actual Results

Financial Elements
50%*	EPS (adjusted)	$2.45	$2.65	$3.00	$6.73

	Net SG&A Reduction	Discretion	10.83%	Discretion	10.84%

Compliance/Quality Elements
25%*	Medicare Regulatory Audits	Discretion	Pass all audits	Discretion	Passed All Audits
	Medicaid Regulatory Audits	Discretion	Pass all audits	Discretion	Passed All Audits
	Dual Special Needs Plan Member Health Risk Assessment Completion Rate	Discretion	100%	Discretion	100%
	Case / Disease Management Engagement	Discretion	2% case management / 10% disease management	Discretion	2.2% CM/ 17.3% DM
	Closing Care Gaps (HEDIS® administrative measures)	Discretion	78% Tier 1 measures improving / 50% statistically significant	Discretion	61% / 23%

Service Excellence Elements
25%*	Claims Auto Adjudication	81.2%	83.5%	84.5%	86.6%
	Member and Provider Baseline Survey Execution and Action Plans	Discretion	Survey execution	Discretion	Completed Survey Execution
	Medicaid Grievances (balance billing) Volume per 1,000 members per month	2.27	2.16	2.04	1.67
	Medicare Grievances (Coordinated Care Plan Customer Service) Volume per 1,000 members per month	2.21	2.10	1.99	2.08
	Complaint Tracking Module Volume per 1,000 members per month	0.331	0.322	0.314	0.248
	Voluntary Turnover Rate	13.9%	13.2%	12.5%	12.79%

*	The elements within the metric are not individually weighted, but are considered together in determining our overall achievement of the metric.

   Adjusted earnings per share (“EPS”) was chosen because it is a metric used to measure our financial performance from year to year, it is widely used among our Peer Group as a metric in their short-term incentive programs and it is the most common performance metric used by industry analysts.  A selling, general and administrative (“SG&A”) expense goal was chosen to focus management on reducing spending to a cost competitive position.  In order to appropriately evaluate the Company’s performance, the Compensation Committee chose to use EPS and SG&A goals adjusted for premium taxes and costs associated with the government and Company investigations that we believe are not indicative of operating performance or long-term business trends and operations.

   The results of Medicare and Medicaid regulatory audits were chosen because, in general, they measure our compliance with standards required by our Medicare and Medicaid contracts.  Compliance with our contractual requirements is a key area of concern for regulators and a critical area of focus for the Company.  The dual special needs plan member health risk assessment goal, the case and disease management goals and the closing care gaps goal are designed to improve health outcomes for our members and increase our quality scores, which we believe will be an important factor in determining, among other things, premium rates in some markets, our ability to expand or win new business, our ability to obtain accreditations, and whether we are subject to corrective action plans.

   The service excellence component consists of achievement of claims processing rates, reducing member grievances and complaints, deploying provider and member surveys and developing action plans based on survey results, and reducing voluntary associate turnover rates.  Service is an important part of our business, and these metrics are key indicators that help us understand our success in building strong relationships with our business partners and meeting commitments to our government customers.

   The Compensation Committee determined to pay bonuses under our 2011 short-term incentive program to our executive officers, including our named executive officers, at 121% of each executive officer’s short-term incentive target.  This determination was based on meeting or exceeding most of the above short-term target levels for 2011, and taking into consideration the weight assigned to each component.  The Compensation Committee also took into consideration in making its determination the progress made by management to improve the delivery of quality health care services to our members, as well as to enhance compliance with regulatory and accreditation standards.

    As part of the Company’s quality improvement program, management has implemented changes to our reimbursement methods to reward those providers who encourage preventive care, such as well-child check-ups, prenatal care and/or who adopt evidence-based guidelines for members with chronic conditions.  In addition, the Company has specialized systems to support quality improvement activities.  Management gathers information from these systems to identify opportunities to improve care and to track the outcomes of the services provided to achieve those improvements.  Some examples of our intervention programs include: a prenatal case management program to help women with high-risk pregnancies; a program to reduce the number of inappropriate emergency room visits; and disease management programs to decrease the need for emergency room visits and hospitalizations.  During the fourth quarter of 2011, management implemented in several of our markets a provider incentive initiative for closing care gaps inherent to the health care system.  This initiative resulted in well over fifteen thousand member experiences to drive improvement in the quality of care.  This work follows on the successful launch in June 2011 of new customer service tools to support more intensive management of care gaps, which has resulted in over forty-five thousand member education sessions, many involving real time appointment setting with our providers.

   The following table summarizes the 2011 short-term incentive award payouts to our named executive officers:

Executive	Short-Term Incentive Target	Payout	Percent of Target

Alec Cunningham	$1,000,000	$1,210,000	121%
Thomas L. Tran	$500,000	$605,000	121%
Walter W. Cooper	$330,000	$399,300	121%
Christina C. Cooper	$198,000	$239,580	121%
Marc S. Russo	$198,000	$239,580	121%
Scott D. Law*	$320,000	$0	0%

*	As noted above, Mr. Law’s employment terminated effective October 3, 2011. As a result, Mr. Law was not eligible for a short-term incentive payout.

2011 Long-Term Incentive Awards

    As a component of total compensation, the Compensation Committee granted long-term incentive awards with the intention of driving the achievement of key goals and initiatives for the Company and rewarding individuals based on their contributions to those results.  Long-term incentive awards are discretionary and are based on each executive’s pre-established long-term incentive target.  For 2011, the long-term incentive awards for our executive officers include a performance-based stock unit award and a time-based stock unit award.  The performance-based stock unit award represents 75% of each executive officer’s long-term incentive opportunity and the time-based stock unit award represents 25% of each executive officer’s long-term incentive opportunity.

    Subject to continued employment, the performance-based stock unit award granted in March 2011 cliff-vests on March 1, 2014.  The number of performance stock units that vest is based on the achievement of goals for a three-year performance period ending December 31, 2013 and is limited to a maximum payout of 150% of target.  Also subject to continued employment, the time-based stock unit award granted in March 2011 vests in approximately equal installments on September 1, 2012 and September 1, 2013.  Time-based stock unit awards, representing a small portion of each executive officer’s incentive opportunity, are used to stagger inducements for remaining with the Company over the course of year.  More specifically, executives must be employed on March 1st of each year to vest in their performance stock unit awards and then must be employed on September 1st of each year (six months later) to vest in their restricted stock unit awards.

   The Compensation Committee worked with the Regulatory Compliance Committee, the Health Care Quality and Access Committee, the Audit Committee and senior management to develop the 2011 long-term performance goals that are designed to align individuals’ rewards with Company performance, including tangible financial results and the achievement of heath care quality goals.  These goals were communicated to our executives in early 2011 and consist of a financial component (weighted 50%) and a quality component (weighted 50%).  The Compensation Committee believes that financial goals are very important, but focus on only financial measures can result in quality and compliance issues that negatively impact subsequent year financial performance.  Accordingly, the mix of financial and non-financial metrics in our short-term and long-term programs balance near-term operational performance with longer-term strategic goals.  Additionally, the non-financial component is given equal weight to the financial component.  The Compensation Committee believes this balance helps reinforce a culture emphasizing the importance of quality of service and regulatory compliance to the Company’s future success.  In other words, failure to focus on quality and compliance in one year could harm our financial performance in future years.

   To guard against any unintended outcomes or unexpected external circumstances that could result in an unjust outcome, the Compensation Committee retained significant discretion to determine ultimate award payouts.  As such, in making a determination as to whether or not awards will be paid and the amounts of award payments, if any, the Compensation Committee is heavily guided by reference to the pre-established targets but applies discretion to evaluate other factors such as unanticipated events, acquisition and expansion costs, non-recurring and extraordinary items, and other factors it deems relevant.

   The following table summarizes the goals for the 2011 – 2013 performance period.

Weight	Performance Metric	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)

Financial Elements
25%	Return on Equity	Closing the gap to peer median (Discretion)	Peer median	Exceptional performance above peer median (Discretion)

25%	Operating Margin	Closing the gap to peer median (Discretion)	Peer median	Exceptional performance above peer median (Discretion)

Quality Elements
50%*	Medicare STARS Report	Discretion	3.5 STAR rating	Discretion
	Medicaid HEDIS®/Quality Results	Discretion	Meeting 100% of contract standards	Discretion
	Accreditation Achievement	Discretion	Accredited in all Medicaid states	Discretion
	Quality of Leadership Index Score	70%	75%	80%

*	The elements within the metric are not individually weighted, but are considered together in determining our overall achievement of the metric.

The financial component consists of return on equity (“ROE”) and operating margin.  The Compensation Committee chose these elements because they are widely accepted measures across all industries, they are more controllable by management than other measures that are dependent on market and other external factors, and they can be used to measure the Company’s financial performance against that of our Peer Group.  ROE also provides a measure of management’s ability to optimize the Company’s deployment of capital.  Operating margin provides a measure of revenue growth and management of medical and administrative costs.

    The quality component consists of quality scores for our Medicare and Medicaid products, accreditation achievements and results of an internally developed associate engagement index.  As discussed under “2011 Annual Incentive Awards” above, we believe Medicare STAR scores and Medicaid HEDIS® results will be important factors in determining, among other things, premium rates in some markets, our ability to expand or win new business, our ability to obtain accreditations, and whether we are subject to corrective action plans.  Accreditation achievements validate the health care quality and value we provide to our members, providers and government customers as evaluated by objective, independent third parties.  The quality of Leadership metric measures the satisfaction of our associates with the Company.

    Achievement of goals is measured at the end of the three-year performance period.  Based on performance through December 31, 2011, the Compensation Committee authorized Company management to accrue for a payout at target level of performance related to the projected achievement of the 2011 – 2012 performance period goals.  However, our actual performance, the performance of our Peer Group and other external factors over the remaining two years of the performance period may have a significant impact on actual payout.

Perquisites

    We only provide modest perquisites to our executive officers.  Accordingly, we do not provide perquisites such as company automobiles, private aircraft for personal use or club memberships.

Relocation Assistance Program

We have a relocation assistance program for our associates, including our executive officers.  Under this program, executives are reimbursed for most expenses associated with relocating, including moving expenses, temporary housing expenses, closing costs associated with the sale of the executive’s existing home and the purchase of a new home in the destination location, as well as other miscellaneous amounts in connection with relocating to the destination location.  In addition, any relocation costs that are not excludable from an executive’s income, except for any temporary living expenses and a miscellaneous expense allowance, are provided on a fully grossed-up basis to cover all applicable federal, state and local income taxes.

Benefits

    Our executive officers, including our named executive officers, are eligible to participate in those programs that are also offered to a broad-based group of our associates, including welfare benefit programs such as medical and prescription coverage, dental and vision programs, short-term and long-term disability insurance, group life insurance and supplemental life insurance as well as paid time off, leave of absence and other similar policies.  In addition to these benefits, our executive officers may elect to receive supplemental long-term disability coverage provided by the Company.

Retirement Savings Plan

    We provide a 401(k) retirement savings plan, including Company matching contributions, designed to provide all of our associates with a tax-deferred, long-term savings vehicle for their retirement.  The Company matching contribution is provided on the same basis to named executive officers as all other participants in the plan.  For 2011, we made matching contributions in an amount equal to 50% of the first 6% of an associate’s eligible compensation deferred to the 401(k) plan.  Eligible compensation generally consists of salary and cash bonuses, up to the federal limits for tax-qualified 401(k) plans.

Executive Severance Plan

    We maintain an executive severance plan to attract and retain executives and to provide a level of transition assistance in the event an executive’s employment is terminated.  The executive severance plan provides for an enhanced benefit if the executive’s termination is in connection with a change in control.  The enhanced change in control benefit is intended to preserve executive productivity, encourage retention and minimize the distraction caused by concerns over personal financial security in the context of a change in control.  We believe the importance of these concerns increases with the position and level of responsibility of the executive, and have structured the benefits accordingly.

    All severance benefits are conditioned on the executive’s termination of employment (double-trigger) and the executive signing a general release of claims and complying with the terms of certain restrictive covenants including non-competition, non-solicitation, non-disparagement and confidentiality.  The executive severance plan does not provide for any excise tax gross-up payments.

    For a description of payments and benefits available under the executive severance plan, see “Potential Payments to Named Executive Officers upon Termination or Change in Control” below.

Ownership Guidelines

   Effective April 1, 2011, the Compensation Committee established guidelines requiring significant ownership of Company stock by our executive officers to further align their interests with those of our stockholders.  Under our stock ownership guidelines for our executive officers, each executive officer must beneficially own a number of shares of our common stock with a fair market value equal to or in excess of a specified multiple of the executive’s base salary:

•	5x for the Chief Executive Officer;
•	3x for the Chief Financial Officer, Chief Administrative Officer and President, National Health Plans; and
•	2x for other executive officers.

Shares owned directly and indirectly, vested performance stock units and vested and unvested time-based awards (other than stock options) count toward satisfaction of the ownership requirements under the guidelines.  Stock options, regardless of vesting status, and unvested performance stock units do not count toward satisfaction of the ownership requirements under the guidelines.  Until the applicable stock ownership level is achieved, the executive officer is required to retain all Net Shares received as a result of the exercise of stock options or the vesting of restricted stock, restricted stock units, performance stock units or other equity awards.  “Net Shares” are those shares that remain after shares are sold or netted to pay the exercise price of stock options (if applicable) and shares sold or netted to fulfill tax obligations.  Once an executive officer’s applicable minimum stock ownership level is initially achieved, the executive officer is required to retain enough shares to continue to comply with his or her minimum stock ownership level.

The Compensation Committee periodically reviews compliance with this requirement.  As of April 1, 2012, the most recent measurement date under the guidelines, Messrs. Cunningham, Tran and Cooper and Ms. Cooper have exceeded their respective share ownership requirements.  Mr. Russo has achieved approximately 64% of his share ownership requirement.

Recoupment Provisions

            Our incentive awards include recoupment provisions.  Pursuant to these provisions, if it is ever determined by the Board or Compensation Committee that actions by an associate, including any of our executive officers, has constituted: (a) wrongdoing that contributed to (i) any material misstatement in or omission from any report or statement filed by the Company with the Securities and Exchange Commission or (ii) a statement, certification, cost report, claim for payment, or other filing made under Medicare or Medicaid that was false, fraudulent, or for an item or service not provided as claimed; (b) intentional or gross misconduct; (c) a breach of a fiduciary duty to the Company or a subsidiary; (d) fraud; or (e) non-compliance with the Company’s Code of Conduct and Business Ethics, policies or procedures to the material detriment of the Company, then the Board or the Compensation Committee will, to the extent permitted by applicable law, cause the cancellation of outstanding awards and seek reimbursement of amounts realized from awards that vested and/or were paid during and after the first fiscal year in which the misconduct occurred.  The recoupment provisions will be reviewed for any necessary changes to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Trading Controls

            Under our policy on insider information and insider trading, members of the Board and executive officers are required to receive the permission of our General Counsel prior to entering into transactions in our securities.  Our executive officers are permitted to buy or sell our securities only during announced trading periods as provided under the policy.  In addition, our policy prohibits trading in call or put options or other derivatives involving our securities, engaging in short sales of our securities, holding our securities in a margin account, and pledging our securities to secure margin or other loans.

Equity Award Process

            We maintain an equity award process to ensure that the authorization, granting and pricing of all equity awards are processed, recorded, disclosed and accounted for in full compliance with all applicable laws and regulations.  Equity awards issued to existing executive officers and associates are granted on the date of approval.  Equity awards issued to newly-hired executive officers are granted on the later of the date of approval or the individual’s first date of employment.  The exercise price for all stock option awards is the officially-quoted closing selling price of our common stock on the NYSE on the date of grant (or the officially-quoted closing selling price of our common stock on the next trading day if the NYSE is closed on the date of grant).

            Our equity awards are generally determined and granted in the first quarter of each year following the conclusion by management and the Compensation Committee of the annual performance evaluation process for our associates.  In addition, and from time to time, additional equity awards may be granted in connection with new hires or to recognize associates for superior performance.

Accounting For Stock-Based Compensation

            We account for stock-based payments, including stock options, performance stock units, restricted stock awards, restricted stock unit awards and performance stock unit awards, in accordance with FASB ASC Topic 718.  The Compensation Committee takes into consideration the accounting treatment under FASB ASC Topic 718 of alternative award proposals when determining the form and amount of equity compensation awards.

Tax Deductibility

            Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits deductibility to any publicly-held corporation of certain compensation for a “covered employee,” consisting of our Chief Executive Officer and the three most highly paid executive officers who are employed on the last day of our fiscal year (other than the Chief Financial Officer), in excess of $1 million per year.  If certain conditions are met, performance-based compensation may be excluded from this limitation.  During 2011, approximately $1,885,508 and $639,153 of compensation paid to Mr. Cunningham and Mr. Cooper, respectively, was non-deductible under Section 162(m).

    The Patient Protection and Affordable Care Act of 2010 amended Section 162(m) to limit the deduction to certain health care providers, including the Company, of compensation paid to any director, officer, associate or other service provider in excess of $500,000 per year with no exceptions for performance-based compensation.  The $500,000 limitation is effective for compensation paid in tax years beginning in 2013 with respect to services performed starting in 2010.  Consequently, beginning in 2013, any compensation in excess of $500,000 that we pay to any director, officer, associate or other service provider, including any named executive officer, will not be deductible by the Company.

Risk Considerations

    The Compensation Committee reviews the risks and rewards associated with our compensation programs and designs programs with features that are designed to mitigate risk without diminishing the incentive nature of the compensation.  We believe our programs encourage and reward prudent business judgment and appropriate risk-taking over the short and long term.  Management and the Compensation Committee regularly evaluate the risks involved with our compensation programs and do not believe any of the Company’s compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.  The table below summarizes the risk mitigation factors applicable to each element of the Company’s compensation program.

Element of Compensation	Specific Risk Mitigation Factors

Base Salary	• Base salary does not encourage risk-taking as it is a fixed amount. • Base salaries are competitive and based on market data.

Short-Term Incentive Compensation
•      Short-term incentive awards use multiple performance factors that encourage executives to focus on health care quality, regulatory compliance and service excellence equally with financial measures, thus diversifying the risk associated with any single goal.  In addition, short-term goals are balanced by long-term goals.
•      Annual incentive opportunities are limited to a maximum by formula.
•      Annual incentive awards are subject to misconduct-based recoupment provisions.

Long-Term Incentive Compensation
•      Long-term incentive awards use multiple performance factors that encourage executives to focus on health care quality equally with financial measures, thus diversifying the risk associated with any single goal.  In addition, long-term goals are balanced by short-term goals.
•      Long-term incentive opportunities are limited to a maximum by formula.
•      A significant portion of incentive award value is delivered in the form of equity awards that vest over multiple years, which aligns the interests of our executives to the interests of our stockholders, members, government customers and business partners.

•      Executive officers are subject to substantial stock ownership requirements to further align their interests and actions with the interests of our stockholders.
•      Long-term incentive awards are subject to misconduct-based recoupment provisions.
•      Executive officers are required to obtain permission from our General Counsel before buying or selling any stock, even during an open trading window.
•      Executive officers are prohibited from trading in call or put options and other derivatives involving our securities, engaging in short sales of our securities, holding our securities in a margin account or pledging our securities to secure margin or other loans.

Compensation Committee Report

    The Compensation Committee, comprised solely of independent directors, has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management.  Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

The Compensation Committee,

David J. Gallitano, Chairperson
Carol J. Burt
Kevin F. Hickey
Paul E. Weaver

Summary Compensation Table

   The following table and footnotes summarize, in accordance with the reporting requirements of the SEC, compensation of the following executive officers for 2011, 2010 and 2009 (collectively, the “named executive officers”): Alec Cunningham, the individual who served as our principal executive officer during 2011; Thomas L. Tran, the individual who served as our principal financial officer during 2011; Walter W. Cooper, Christina C. Cooper and Marc S. Russo, our three other most highly compensated executive officers who were serving as executive officers at the end of 2011; and Scott D. Law, an individual who would have been one of our three other most highly compensated executive officers if he had served as an executive officer at the end of 2011.

Name and Principal Position	Year	Salary(2) ($)	Bonus(3) ($)	Stock Awards(4) ($)	Option Awards(5) ($)	Non-Equity Incentive Plan Compensation(6) ($)	All Other Compensation(7) ($)	Total ($)

Alec Cunningham Chief Executive Officer	2011	776,923	94,500	2,400,000	—	1,210,000	7,191	4,488,614
	2010	644,423	94,500	974,996	478,796	1,015,625	58,148	3,266,488
	2009	341,538	507,800	839,076	—	236,250	1,212	1,925,876

Thomas L. Tran Senior Vice President and Chief Financial Officer	2011	496,154	79,765	750,023	—	605,000	7,776	1,938,718
	2010	475,000	79,765	356,230	174,949	546,250	39,206	1,671,400
	2009	475,000	451,250	159,536	—	—	74,552	1,160,338

Walter W. Cooper Chief Administrative Officer(1)	2011	440,000	84,630	660,023	—	399,300	8,361	1,592,314
	2010	380,769	84,630	285,008	139,953	351,362	7,597	1,249,319

Christina C. Cooper President, Florida and Hawaii Division(1)	2011	326,923	35,675	428,999	—	239,580	4,198	1,035,375

Marc S. Russo President, North Division(1)	2011	327,692	—	329,972	—	239,580	77,558	974,802

Scott D. Law Senior Vice President, Health Care Delivery(1)	2011	316,923	—	619,975	—	—	101,235	1,038,133
	2010	400,000	—	309,980	152,228	320,000	27,535	1,209,743
	2009	58,462	352,000	1,744,400	—	—	41,651	2,196,513

(1)
Compensation for Mr. Cooper is provided only for 2010 and 2011 because he was not a named executive officer prior to 2010.  Compensation for Ms. Cooper and Mr. Russo is provided only for 2011 because neither was a named executive officer prior to 2011.  Mr. Law’s employment terminated on October 3, 2011.  Mr. Law began his service as an executive officer on October 28, 2009.

(2)
Amounts represent total salary earned by the named executive officers and includes amounts contributed by the named executive officers to our 401(k) retirement savings plan during each respective fiscal year.

(3)
Amounts represent discretionary bonuses earned by the named executive officers during each respective fiscal year.  Bonuses paid to Messrs. Cunningham, Tran and Cooper and Ms. Cooper in 2011 and 2010, as applicable, were pursuant to awards granted in March 2009 under the Company’s 2009 Long-Term Cash Bonus Plan.  As provided under the 2009 Long-Term Cash Bonus Plan, 50% of the award was paid in September 2010 and 50% was paid in September 2011.  Mr. Cunningham’s bonus for 2009 includes a special promotion bonus of $200,000 awarded in connection with his appointment to Chief Executive Officer effective December 28, 2009.  Mr. Law’s bonus for 2009 consists of a signing bonus of $100,000 and a minimum guaranteed bonus for 2009 of $252,000 pursuant to his employment agreement.  Mr. Law’s guaranteed bonus was approved during a period when it was crucial for the Company to recruit executives with the experience needed due to the challenges we were facing following the commencement of the government investigations.  As discussed in “Compensation Discussion and Analysis – Overview” above, the Company has not guaranteed a bonus since that time.

(4)
Amounts represent the full grant date fair value of restricted stock unit and performance stock unit awards granted to our named executive officers during each respective fiscal year.   Restricted stock unit award amounts represent the full grant date fair value of such awards calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.  These amounts reflect the accounting expense that we will recognize over the vesting term for these awards and do not correspond to the actual value that will be realized by the executives, if any.  For a discussion of valuation assumptions and methodologies, see Note 16 to our 2011 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2011.  Performance stock unit award amounts for awards granted in 2011 represent the fair value of such awards as of March 24, 2011 (the service inception date under FASB ASC Topic 718) and are based on the $39.77 per share closing price of our common stock on the NYSE on March 24, 2011 and upon target level of performance which was the probable outcome of the performance conditions as of March 24, 2011.  The total value of 2011 stock awards for Messrs. Cunningham, Tran, Cooper, Russo and Law and Ms. Cooper would be $3,299,995, $1,031,277, $907,532, $453,716, $852,471 and $589,869, respectively, based on the $39.77 per share closing price of our common stock on the NYSE on March 24, 2011, if maximum level of performance under the performance stock unit awards is achieved and the Compensation Committee does not modify the awards.  Performance stock unit award amounts for awards granted in 2010 represent the fair value of such awards as of March 31, 2010 (the service inception date under FASB ASC Topic 718) and are based on the $29.80 per share closing price of our common stock on the NYSE on March 31, 2010 and upon target level of performance which was the probable outcome of the performance conditions as of March 31, 2010.  The total value of 2010 stock awards for Messrs. Cunningham, Tran, Cooper and Law would be $1,218,745, $445,288, $356,260 and $387,475, respectively, based on the $29.80 per share closing price of our common stock on the NYSE on March 31, 2010, if the maximum level of performance under the performance stock unit awards granted in 2010 is achieved and the Compensation Committee does not modify the awards.  Due to the discretion retained by the Compensation Committee when determining the extent to which performance measures have been achieved and the requirements of FASB ASC Topic 718 relating to the establishment of an accounting grant date, there is no accounting grant date for the performance stock units until the Compensation Committee makes its performance measure determination at the end of the relevant performance period.

(5)
Amounts represent the full grant date fair value of option awards granted to our named executive officers during 2010 calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.  These amounts reflect the accounting expense that we will recognize over the vesting term for these awards and do not correspond to the actual value that will be realized by the executives, if any.  For a discussion of valuation assumptions and methodologies, see Note 16 to our 2010 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010.

(6)
Amounts for 2011 and 2010 represent bonuses earned by the named executive officers under the Company’s Annual Cash Bonus Plan and were subject to the achievement of performance goals.   For a discussion of the 2011 performance goals and award payment determinations for each named executive officer, see “Compensation Discussion and Analysis – 2011 Annual Incentive Awards” above.   Mr. Cunningham’s bonus for 2009 was pursuant to a special performance-based long-term cash incentive award granted in March 2008 and paid in September 2009 as determined by the Board based on operating and financial metrics achieved during the performance period from March 2008 through September 2009.

(7)	The following table shows the components of "All Other Compensation" for fiscal year 2011:
Name	Separation Payments(a) ($)	Relocation Expenses(b) ($)	401(k) Match(c) ($)	Event Tickets(d) ($)	Tax Gross-Ups(e) ($)	Total All Other Compensation ($)

Alec Cunningham	—	—	7,191	—	—	7,191

Thomas L. Tran	—	—	7,191	585	—	7,776

Walter W. Cooper	—	—	7,191	1,170	—	8,361

Christina C. Cooper	—	—	3,808	390	—	4,198

Marc S. Russo	—	69,882	—	—	7,676	77,558

Scott D. Law	94,846	—	6,389	—	—	101,235

(a)
Represents amounts paid to Mr. Law pursuant to his employment agreement.  $83,077 of the amount represents salary continuation payments, and $11,769 of the amount represents the payout of accrued paid time off.  For a description of all the payments and benefits expected to be received by Mr. Law in connection with his termination of employment, see “Potential Payments to Named Executive Officers upon Termination or Change in Control – Actual Separation Payments and Benefits Received or to be Received by Scott D. Law” below.

(b)
Represents amounts paid by the Company or reimbursed to Mr. Russo in connection with his relocation to New York upon his hire.  The Company relocation assistance program is described in more detail under “Compensation Discussion and Analysis – Relocation Assistance Program” above.

(c)
Represents Company matching of 401(k) retirement savings plan contributions.  Company matching contributions are described in more detail under “Compensation Discussion and Analysis – Retirement Savings Plan” above.

(d)	Represents face value of event tickets that are occasionally used by executives when such tickets are not being used for business purposes.
(e)
Represents the payment to cover income taxes attributed to the relocation payments described in footnote (b) above.  As described under “Compensation Discussion and Analysis – Relocation Assistance Program” above, in order to make an executive whole in connection with a relocation, we reimburse the executive for income taxes attributed to certain relocation expenses under the Company’s relocation assistance program.

Grants of Plan-Based Awards

   The following table sets forth information regarding each grant of a plan-based award made to a named executive officer during fiscal year 2011.

Name	Grant Date(1)	Grant Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Alec Cunningham	03/24/11	STI Cash(2)	500,000	1,000,000	1,500,000	—	—	—	—	—
	03/24/11	RSUs(3)	—	—	—	—	—	—	15,087	600,010(5)
	03/24/11	PSUs(4)	—	—	—	22,630	45,260	67,890	—	1,799,990(6)

Thomas L. Tran	03/24/11	STI Cash(2)	250,000	500,000	750,000	—	—	—	—	—
	03/24/11	RSUs(3)	—	—	—	—	—	—	4,715	187,516(5)
	03/24/11	PSUs(4)	—	—	—	7,072	14,144	21,216	—	562,507(6)

Walter W. Cooper	03/24/11	STI Cash(2)	165,000	330,000	495,000	—	—	—	—	—
	03/24/11	RSUs(3)	—	—	—	—	—	—	4,149	165,006(5)
	03/24/11	PSUs(4)	—	—	—	6,224	12,447	18,671	—	495,017(6)

Christina C. Cooper	03/24/11	STI Cash(2)	99,000	198,000	297,000	—	—	—	—	—
	03/24/11	RSUs(3)	—	—	—	—	—	—	2,697	107,260(5)
	03/24/11	PSUs(4)	—	—	—	4,045	8,090	12,135	—	321,739(6)

Marc S. Russo	03/24/11	STI Cash(2)	99,000	198,000	297,000	—	—	—	—	—
	03/24/11	RSUs(3)	—	—	—	—	—	—	2,074	82,483(5)
	03/24/11	PSUs(4)	—	—	—	3,112	6,223	9,335	—	247,489(6)

Scott D. Law	03/24/11	STI Cash(2)	160,000	320,000	480,000	—	—	—	—	—
	03/24/11	RSUs(3)	—	—	—	—	—	—	3,897	154,984(5)
	03/24/11	PSUs(4)	—	—	—	5,846	11,692	17,538	—	464,991(6)

(1)	Our equity award process is described in more detail under “Compensation Discussion and Analysis — Equity Award Process” above.
(2)
This is an annual incentive cash award granted under our Annual Cash Bonus Plan.  The award was paid out on March 2, 2012.  The amount of the award payment was subject to the achievement of performance goals for fiscal year ending December 31, 2011.  For a discussion of the 2011 performance goals and award payment determinations for each named executive officer, see “Compensation Discussion and Analysis – 2011 Annual Incentive Awards” above.

(3)
This is an award of restricted stock units granted under our 2004 Equity Incentive Plan.  This award vests in approximately equal installments on each of September 1, 2012 and September 1, 2013.  The award has no express performance criteria other than continued employment (with a limited exception that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within one year following the change in control).  For a discussion of the Company’s use of time-based awards, see “Compensation Discussion and Analysis – 2011 Long-Term Incentive Awards” above.  Except as described below for Messrs. Cunningham and Tran, upon vesting, shares of our common stock will be delivered to the executive as soon as practicable and in no event later than 30 days following the applicable vesting date.  Mr. Cunningham made an election to defer delivery of shares following vesting until the earliest to occur of (i) July 1, 2015, (ii) termination of Mr. Cunningham’s employment or (iii) a change in control of the Company.  Mr. Tran made an election to defer delivery of shares following vesting until the earliest to occur of (i) March 31, 2022, (ii) termination of Mr. Tran’s employment or (iii) a change in control of the Company.

(4)
This is an award of performance stock units granted under our 2004 Equity Incentive Plan.  This award is scheduled to vest on March 1, 2014.  The number of performance stock units that vest under the award, if any, is subject the achievement of performance goals for three-year period ending December 31, 2013 and consideration of other factors as described in “Compensation Discussion and Analysis – 2011 Long-Term Incentive Awards” above.  Except under limited circumstances following a change in control of the Company as described below, any unvested portion of the award will terminate and be forfeited in the event of the executive’s termination of employment for any reason.  In the event of a change in control of the Company, the target number of performance stock units will vest on the earlier of the original vesting date or upon termination of the executive’s employment if employment is terminated us without cause or by the executive for good reason, in each case, within one year following the change in control.  Except as described below for Messrs. Cunningham and Tran, upon vesting, shares of our common stock will be delivered to the executive as soon as practicable and in no event later than March 15, 2014.  Mr. Cunningham made an election to defer delivery of shares following vesting until the earliest to occur of (i) July 1, 2016, (ii) termination of Mr. Cunningham’s employment or (iii) a change in control of the Company.  Mr. Tran made an election to defer delivery of shares following vesting until the earliest to occur of (i) March 31, 2022, (ii) termination of Mr. Tran’s employment or (iii) a change in control of the Company.

(5)
This amount represents the full grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.  The amount reflects the accounting expense that we will recognize over the vesting term for the award and does not correspond to the actual value that will be realized by the executive, if any.  For a discussion of valuation assumptions and methodologies, see Note 16 to our 2011 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2011.

(6)
This amount represents the fair value of the award as of March 24, 2011 (the service inception date under FASB ASC Topic 718) and is based on the $39.77 per share closing price of our common stock on the NYSE on March 24, 2011, and upon target level of performance which was the probable outcome of the performance conditions as of March 24, 2011.  Due to the discretion retained by the Compensation Committee when determining the extent to which performance measures have been achieved and the requirements of FASB ASC Topic 718 relating to the establishment of an accounting grant date, there is no accounting grant date for the performance stock units until the Compensation Committee makes its performance measure determination at the end of the performance period.

Employment Agreements with Named Executive Officers

   As discussed in “Compensation Discussion and Analysis – Overview” above, the Compensation Committee implemented a number of compensation plans and practices in 2011 to better align our executive compensation program with market norms and corporate governance best practices.  One such practice was to transition away from individual employment agreements and severance agreements with our executive officers.  In 2011, employment agreements with Messrs. Tran and Law, and severance agreements with Messrs. Cunningham, Cooper, Russo and Ms. Cooper, were terminated.  With the exception of Mr. Law who is no longer employed by the Company, under certain circumstances these executives are eligible for certain payments and benefits upon termination of employment under the executive severance plan.  For a description of payments and benefits that may be payable under the executive severance plan to these executives upon termination of employment, see “Potential Payments to Named Executive Officers upon Termination or Change in Control” below.

   Below are descriptions of the material terms of Mr. Tran’s employment agreement and Mr. Law’s employment agreement that relate to compensation disclosed in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table above.

           Thomas L. Tran

    We entered into an employment agreement with Mr. Tran dated July 21, 2008, which was voluntarily terminated on November 18, 2011 in connection with the adoption of the executive severance plan described under “Compensation Discussion and Analysis – Executive Severance Plan” above.  The employment agreement provided that Mr. Tran would serve as our Senior Vice President and Chief Financial Officer and receive an annual base salary of not less than $475,000, with an annual short-term incentive target of 100% of base salary and an annual long-term incentive target of 150% of base salary.  Pursuant to the employment agreement, Mr. Tran received a minimum guaranteed long-term incentive award in 2009 (related to fiscal year 2008 performance) of 150% of his annual salary for 2008, pro-rated for the portion of the calendar year he was employed.  Also pursuant to the employment agreement, we paid Mr. Tran $6,000 per month through December 2009 as an allowance for housing in the Tampa area and as an automobile allowance.  Pursuant to an amendment to the employment agreement in December 2009, we paid Mr. Tran $2,500 per month during 2010 as an allowance for personal travel expenses.

   The employment agreement described above was entered into with Mr. Tran during a period when it was crucial for the Company to recruit executives with the experience we needed due to the challenges we were facing following the commencement of the government investigations.  As discussed in “Compensation Discussion and Analysis – Overview” above, it is no longer our practice to provide a number of the benefits provided in Mr. Tran’s employment agreement, including minimum guaranteed base salary and incentive awards.

            Scott D. Law

    We entered into an employment agreement with Mr. Law dated October 28, 2009, which was terminated without cause by us on October 3, 2011 in connection with Mr. Law’s position being eliminated as part of an organizational realignment in support of our long-term strategic goals.  The employment agreement provided that Mr. Law would serve as our Senior Vice President, Health Care Delivery and receive an annual base salary of not less than $400,000, with an annual short-term incentive target of 80% of base salary and an annual long-term incentive target of 155% of base salary.   Pursuant to the employment agreement, Mr. Law received a signing bonus of $100,000, a guaranteed annual short-term bonus for 2009 of $252,000, and an initial equity award of 70,000 restricted stock units that was scheduled to vest in equal annual installments on each of the first through fourth anniversaries of the grant date of the award subject to continued employment.  Also pursuant to the employment agreement, we paid Mr. Law a housing and automobile allowance of $5,000 per month for the first six months of his employment, reasonable relocation expenses for Mr. Law to relocate from California to Tampa, Florida and a lump-sum payment in the amount of $21,000 on a fully grossed-up basis to cover all applicable federal, state and local income taxes to cover his obligations with respect to his former residence in California.

    Mr. Law’s employment agreement also provided that if he is terminated without cause by us he is entitled to severance benefits that include: (i) continuation of his salary in effect immediately prior to such termination for 12 months, (ii) a lump sum cash payment on the one-year anniversary of his termination date in an amount equal to his annual short-term incentive target, (iii) a lump sum cash payment in an amount equal to the value of his accrued paid time off as of the time of his termination date, and (iv) for 12 months following his termination of employment, reimbursement for medical and dental premium costs incurred by Mr. Law under COBRA in the amount the Company was paying on Mr. Law’s behalf under its medical and dental plans prior to Mr. Law’s termination date.

    The employment agreement described above was entered into with Mr. Law during a period when it was crucial for the Company to recruit executives with the experience we needed due to the challenges we were facing following the commencement of the government investigations.  As discussed in “Compensation Discussion and Analysis – Overview” above, it is no longer our practice to provide a number of the benefits provided in Mr. Law’s employment agreement, including minimum guaranteed base salary, bonuses and incentive awards.

Outstanding Equity Awards at Fiscal Year-End

           The following table sets forth certain information regarding unexercised option and stock awards that have not vested for the named executive officers outstanding as of December 31, 2011.  All vesting is based upon the continued service of the executive and, in the case of performance stock units, is also contingent upon performance metrics being achieved.

Option Awards						Stock Awards
Name	Award Type*	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price Per Share ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested(1) ($)

Alec Cunningham	Option	47,000	—	30.00	01/11/2015	—	—	—	—
	Option	13,600	—	36.45	07/27/2012	—	—	—	—
	Option	15,330	15,330(2)	29.80	03/31/2017	—	—	—	—
	RS	—	—	—	—	410(3)	21,525	—	—
	RS	—	—	—	—	482(4)	25,305	—	—
	RSU	—	—	—	—	4,876(5)	255,990	—	—
	RSU	—	—	—	—	7,535(6)	395,588	—	—
	RSU	—	—	—	—	8,180(7)	429,450	—	—
	RSU	—	—	—	—	15,087(8)	792,068	—	—
	PSU	—	—	—	—	—	—	17,995(9)	944,738
	PSU	—	—	—	—	—	—	45,260(10)	2,376,150

Thomas L. Tran	Option	25,000	25,000(11)	29.23	07/21/2015	—	—	—	—
	Option	5,601	5,602(2)	29.80	03/31/2017	—	—	—	—
	RS	—	—	—	—	12,500(12)	656,250	—	—
	RSU	—	—	—	—	4,116(13)	216,090	—	—
	RSU	—	—	—	—	2,989(7)	156,923	—	—
	RSU	—	—	—	—	4,715(14)	247,538	—	—
	PSU	—	—	—	—	—	—	6,575(9)	345,188
	PSU	—	—	—	—	—	—	14,144(10)	742,560

Walter W. Cooper	Option	4,481	4,481(2)	29.80	03/31/2017	—	—	—	—
	RS	—	—	—	—	234(3)	12,285	—	—
	RS	—	—	—	—	578(4)	30,345	—	—
	RSU	—	—	—	—	4,367(15)	229,268	—	—
	RSU	—	—	—	—	10,425(16)	547,313	—	—
	RSU	—	—	—	—	2,391(7)	125,528	—	—
	RSU	—	—	—	—	4,149(17)	217,823	—	—
	PSU	—	—	—	—	—	—	5,260(9)	276,150
	PSU	—	—	—	—	—	—	12,447(10)	653,468

Christina C. Cooper	Option	3,168	3,168(2)	29.80	03/31/2017	—	—	—	—
	RS	—	—	—	—	117(3)	6,143	—	—
	RSU	—	—	—	—	1,841(18)	96,653	—	—
	RSU	—	—	—	—	1,596(19)	83,790	—	—
	RSU	—	—	—	—	1,691(7)	88,778	—	—
	RSU	—	—	—	—	2,697(20)	141,593	—	—
	PSU	—	—	—	—	—	—	3,719(9)	195,248
	PSU	—	—	—	—	—	—	8,090(10)	424,725

Marc S. Russo	Option	1,305	1,305(2)	28.27	11/1/2017	—	—	—	—
	RSU	—	—	—	—	650(7)	34,125	—	—
	RSU	—	—	—	—	1,415(21)	74,288	—	—
	RSU	—	—	—	—	2,074(22)	108,885	—	—
	PSU	—	—	—	—	—	—	1,430(9)	75,075
	PSU	—	—	—	—	—	—	6,223(10)	326,708

Scott D. Law(23)	—	—	—	—	—	—	—	—	—

*	RS = restricted stock; RSU = restricted stock units; PSU = performance stock units.

(1)	Value based on $52.50 per share which was the closing price of our common stock on the NYSE on December 30, 2011, the last business day of 2011.
(2)
These stock options are scheduled to vest on September 1, 2012; provided that any unvested options will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause, by the executive for good reason or by reason of the executive’s death, disability or retirement, in each case, within one year following the change in control.

(3)
These restricted shares vested on March 13, 2012.  Prior to vesting, the restricted shares would have immediately vested (i) in the event of the executive’s death, disability or retirement, or (ii) if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within one year following the change in control.

(4)
These restricted shares are scheduled to vest on August 3, 2012; provided that any unvested restricted shares will immediately vest (i) in the event of the executive’s death, disability or retirement, or (ii) if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within one year following the change in control.

(5)
Of this amount, 2,438 restricted stock units vested on March 13, 2012 and 2,438 restricted stock units are scheduled to vest on March 13, 2013; provided that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within one year following the change in control.

(6)
Of this amount, 3,767 restricted stock units are scheduled to vest on September 15, 2012 and 3,768 restricted stock units are scheduled to vest on September 15, 2013; provided that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within one year following the change in control.

(7)
These restricted stock units are scheduled to vest on September 1, 2012; provided that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within one year following the change in control.

(8)
Of this amount, 7,543 restricted stock units are scheduled to vest on September 1, 2012 and 7,544 restricted stock units are scheduled to vest on September 1, 2013; provided that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within one year following the change in control.

(9)
This award is scheduled to vest on March 1, 2013.  The amount shown reflects 110% of target payout of the performance stock units based on the Compensation Committee’s assessment as of December 31, 2011 of progress toward achievement of the goals for three-year performance period ending December 31, 2012.  The number of performance stock units and related value (based on the $52.50 per share price) of this award at target level performance for Messrs. Cunningham, Tran, Cooper, Russo and Ms. Cooper would be 16,359 units ($858,848), 5,977 units ($313,793), 4,782 units ($251,055), 1,300 units ($68,250) and 3,381 units ($177,503), respectively.  The number of performance stock units that actually vest under the award, if any, is subject to the achievement of performance goals for the three-year period ending December 31, 2012 as determined by the Compensation Committee in its sole discretion and may take into consideration factors, including, but not limited to, unanticipated events, acquisition and expansion costs, non-recurring and extraordinary items, and other equitable factors, as determined by the Compensation Committee in its discretion; provided that the target number of performance stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within one year following the change in control.

(10)
This award is scheduled to vest on March 1, 2014.  The amount shown reflects the target payout of the performance stock units based on the Compensation Committee’s assessment of performance during 2011.  See “Compensation Discussion and Analysis – 2011 Long-Term Incentive Awards” above for a discussion of the Compensation Committee’s assessment as of December 31, 2011 of progress toward achievement of the goals for three-year performance period ending December 31, 2013.  The number of performance stock units that actually vest under the award, if any, is subject to the achievement of performance goals for the three-year period ending December 31, 2013 and consideration of other factors as described in “Compensation Discussion and Analysis – 2011 Long-Term Incentive Awards” above; provided that the target number of performance stock units will immediately vest if there is a change in control of the Company and the executive's employment is terminated by us without cause or by the executive for good reason, in each case, within one year following the change in control.
(11)
These stock options are scheduled to vest on July 21, 2012; provided that any unvested options will immediately vest (i) in the event of the executive’s death or disability, or (ii) if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within one year following the change in control.

(12)
These restricted shares are scheduled to vest on July 21, 2012; provided that any unvested restricted shares will immediately vest (i) in the event of the executive’s death or disability, or (ii) if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within one year following the change in control.

(13)
Of this amount, 2,058 restricted stock units vested on March 13, 2012 and 2,058 restricted stock units are scheduled to vest on March 13, 2013; provided that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within one year following the change in control.

(14)
Of this amount, 2,357 restricted stock units are scheduled to vest on September 1, 2012 and 2,358 restricted stock units are scheduled to vest on September 1, 2013; provided that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within one year following the change in control.

(15)
Of this amount, 2,183 restricted stock units vested on March 13, 2012 and 2,184 restricted stock units are scheduled to vest on March 13, 2013; provided that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within one year following the change in control.

(16)
Of this amount, 5,212 restricted stock units are scheduled to vest on September 15, 2012 and 5,213 restricted stock units are scheduled to vest on September 15, 2013; provided that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within one year following the change in control.

(17)
Of this amount, 2,074 restricted stock units are scheduled to vest on September 1, 2012 and 2,075 restricted stock units are scheduled to vest on September 1, 2013; provided that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within one year following the change in control.

(18)
Of this amount, 920 restricted stock units vested on March 13, 2012 and 921 restricted stock units are scheduled to vest on March 13, 2013; provided that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within one year following the change in control.

(19)
Of this amount, 798 restricted stock units are scheduled to vest on September 15, 2012 and 798 restricted stock units are scheduled to vest on September 15, 2013; provided that any unvested restricted stock units will immediately vest if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause or by the executive for good reason.

(20)
Of this amount, 1,348 restricted stock units are scheduled to vest on September 1, 2012 and 1,348 restricted stock units are scheduled to vest on September 1, 2013; provided that any unvested restricted stock units will immediately vest if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause or by the executive for good reason.

(21)
These restricted stock units are scheduled to vest on November 1, 2012; provided that any unvested restricted stock units will immediately vest if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause or by the executive for good reason.

(22)
Of this amount, 1,037 restricted stock units are scheduled to vest on September 1, 2012 and 1,037 restricted stock units are scheduled to vest on September 1, 2013; provided that any unvested restricted stock units will immediately vest if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause or by the executive for good reason.

(23)	Mr. Law did not have any equity awards outstanding as of December 31, 2011.
Option Exercises and Stock Vested

   The table below sets forth the number of stock options exercised and the value realized upon exercise of stock options during 2011, and the number of shares of restricted stock and/or restricted stock units that vested during 2011 and the value realized upon vesting of such shares, for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)

Alec Cunningham	—	—	21,974	998,460

Thomas L. Tran	50,000	1,095,020	17,546	890,808

Walter W. Cooper	—	—	17,097	763,160

Christina C. Cooper	—	—	7,011	329,619

Marc S. Russo	—	—	2,065	96,432

Scott D. Law	4,874	111,371	2,600	116,142

(1)
Represents the value realized upon the exercise of stock options calculated by multiplying the number of shares purchased upon exercise of the stock option by the difference between the market price of our common stock at the time of exercise and the exercise price of the stock option.

(2)
Represents the gross number of shares acquired upon vesting of shares of restricted stock and/or restricted stock units without taking into account any shares that may have been withheld to satisfy applicable tax obligations.

(3)
Represents the value of vested shares of restricted stock and/or restricted stock units calculated by multiplying the gross number of vested shares of restricted stock and/or restricted stock units by the closing price of our common stock on the NYSE on the vesting date or if the vesting date occurred on a day on which the NYSE was closed for trading, the next trading day.

Pension Benefits and Nonqualified Deferred Compensation

            We did not maintain a pension or nonqualified deferred compensation plan during fiscal year 2011.

Potential Payments to Named Executive Officers upon Termination or Change in Control

           The table below summarizes the potential payments and benefits to which Messrs. Cunningham, Tran, Cooper and Russo and Ms. Cooper would be entitled upon termination of employment.  The amounts shown in the table assume that the hypothetical termination date was December 31, 2011.  Amounts are calculated based on the benefits available to the executive under the executive severance plan, which is described below.  The table also includes the value of incentive awards which immediately vest in certain circumstances, as described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End” table above.  The amounts in the table do not take into account incentive awards granted, and contractual obligations entered into, after December 31, 2011.  The actual amounts to be paid out can only be determined at the time the event actually occurs.

Definitions

   For the purpose of the following analysis, the following terms generally have the following meanings:

•
A “change in control” generally occurs upon: (i) certain persons acquiring more than 50% of our outstanding voting shares or more than 50% of the fair market value of such shares; (ii) a majority of our incumbent directors being replaced under certain circumstances; (iii) the consummation of a merger, consolidation or other business combination in which more than 50% of the outstanding common stock of the Company is no longer held by the stockholders of the Company prior to such transaction; or (iv) a sale of all or substantially all of our assets of the Company.

•
A “termination for good reason” generally means that the executive terminated employment as the result of: (i) a material diminution in authority, duties and responsibilities; (ii) any material diminution of executive’s base salary, short-term incentive opportunity or long-term incentive opportunity; or (iii) a change in the executive’s office location by more than 50 miles from the executive’s current employment location.

•
A “termination for cause” generally means that we terminate the executive’s employment as the result of: (i) any willful act or omission by the executive that constitutes a breach of any agreement to which the Company is a party or the executive’s non-compliance with the Company’s Code of Conduct and Business Ethics, policies or procedures to the material determent of the Company; (ii) the executive’s commission of a crime that constitutes a felony involving fraud, conversion, misappropriation or embezzlement under any federal or state law; or (iii) the executive’s bad faith, willful acts or omissions in the performance of the executive’s duties, to the material detriment of the Company; in each case, subject to notice and the executive’s right to a reasonable opportunity to cure.

Executive Severance Plan

    Under our executive severance plan, our executive officers, including our named executive officers, are entitled to severance benefits following termination of employment by the Company for any reason other than for cause, death or disability, or following resignation by the executive for good reason.  The amount of the severance payment is determined as a multiple of the executive’s base salary and a bonus amount as set forth in the following table.  The bonus amount is calculated as the average of the actual short-term incentive bonuses, if any, paid to the executive with respect to the two most recently completed annual short-term incentive bonus cycles; provided that if the first annual short-term incentive bonus included in the calculation is pro-rated to reflect the portion of the performance period in which the executive was employed by the Company, then an annualized amount will be used for the calculation.  If the executive has not been employed for a period of time in which he or she participated in two completed annual short-term incentive bonus cycles, the executive’s short-term incentive target for the year in which the termination occurs will be used.

Benefit Multiple
Position	Standard	Change in Control

Chief Executive Officer	1.5x	2.5x
Chief Financial Officer, Chief Administrative Officer, General Counsel and President, National Health Plans	1.0x	2.0x
Other Executives Officers	1.0x	1.5x

            In addition, executives are entitled to the payout of accrued but unused paid time off and reimbursement of the portion of the executive’s COBRA premium that exceeds the amount of premium paid by active associates for the same coverage for 18 months in the case of the Chief Executive Officer and 12 months for other executives; provided that if the termination of employment is in connection with a change of control, continuation of health benefits is for 18 months for all executive officers.

				Within 12 Months Following a Change in Control			Between 12 and 24 Months Following a Change in Control for Good Reason or Without Cause(1) ($)
	For Good Reason or Without Cause ($)	Death or Disability ($)	Retirement ($)	For Good Reason or Without Cause ($)	Death or Disability ($)	Retirement ($)

Alec Cunningham
Separation Payment(2)	2,192,570	--	--	3,654,283	--	--	3,654,283
Accrued PTO(3)	15,385	--	--	15,385	--	--	15,385
Insurance Benefits(4)	14,337	--	--	14,337	--	--	14,337
Stock Options(5)	--	--	--	347,991	347,991	347,991	--
Restricted Stock(6)	--	46,830	46,830	46,830	46,830	46,830	--
RSUs(6)	--	--	--	1,873,096	--	--	--
PSUs(6)	--	--	--	3,234,998	--	--	--
LTI Cash	--	--	--	487,500	--	--	--
Total(7)	2,222,292	46,830	46,830	9,674,420	394,821	394,821	3,684,005

Thomas L. Tran
Separation Payment(2)	998,750	--	--	1,997,500	--	--	1,997,500
Accrued PTO(3)	9,615	--	--	9,615	--	--	9,615
Insurance Benefits(4)	9,558	--	--	14,337	--	--	14,337
Stock Options(5)	--	581,750	--	708,915	708,915	127,165	--
Restricted Stock(6)	--	656,250	--	656,250	656,250	--	--
RSUs(6)	--	--	--	620,551	--	--	--
PSUs(6)	--	--	--	1,056,353	--	--	--
LTI Cash	--	--	--	178,125	--	--	--
Total(7)	1,017,923	1,238,000	--	5,241,646	1,365,165	127,165	2,021,452

Walter W. Cooper
Separation Payment(2)	719,136	--	--	1,438,272	--	--	1,438,272
Accrued PTO(3)	8,462	--	--	8,462	--	--	8,462
Insurance Benefits(4)	9,558	--	--	14,337	--	--	14,337
Stock Options(5)	--	--	--	101,719	101,719	101,719	--
Restricted Stock(6)	--	42,630	42,630	42,630	42,630	42,630	--
RSUs(6)	--	--	--	1,119,932	--	--	--
PSUs(6)	--	--	--	904,523	--	--	--
LTI Cash	--	--	--	142,500	--	--	--
Total(7)	737,156	42,630	42,630	3,772,375	144,349	144,349	1,461,071

Christina C. Cooper
Separation Payment(2)	521,822	--	--	782,733	--	--	782,733
Accrued PTO(3)	4,044	--	--	4,044	--	--	4,044
Insurance Benefits(4)	3,594	--	--	5,391	--	--	5,391
Stock Options(5)	--	--	--	71,914	71,914	71,914	--
Restricted Stock(6)	--	6,143	6,143	6,143	6,143	6,143	--
RSUs(6)	--	--	--	410,814	--	--	--
PSUs(6)	--	--	--	602,228	--	--	--
LTI Cash	--	--	--	100,750	--	--	--
Total(7)	529,460	6,143	6,143	1,984,017	78,057	78,057	792,168

Marc S. Russo
Separation Payment(2)	528,000	--	--	792,000	--	--	792,000
Accrued PTO(3)	6,346	--	--	6,346	--	--	6,346
Insurance Benefits(4)	6,243	--	--	9,365	--	--	9,365
Stock Options(5)	--	--	--	31,620	31,620	31,620	--
RSUs(6)	--	--	--	217,298	--	--	--
PSUs(6)	--	--	--	394,958	--	--	--
LTI Cash	--	--	--	36,750	--	--	--
Total(7)	540,589	--	--	1,488,337	31,620	31,620	807,711

(1)
The executive is also entitled to the benefits in this column if the termination of employment was for reasons other than cause, death or disability within six months prior to a change in control and was in contemplation or in anticipation of a change in control.

(2)
Separation payments are subject to the executive executing and delivering a waiver and release of claims agreement within 30 days after the executive’s termination date and complying with terms of certain restrictive covenants including non-competition, non-solicitation, non-disparagement and confidentiality.  For Messrs. Cunningham, Cooper and Russo and Ms. Cooper, the base salary portion of the separation amount is payable in installments in accordance with the Company’s normal payroll schedule over 12 months following the date the waiver and release of claims becomes effective and the bonus portion of the separation amount is payable on the first anniversary of the executive’s termination date, unless the termination is in connection with a change in control, then the entire separation amount is payable following the date the waiver and release of claims becomes effective.  For Mr. Tran, the entire separation amount is payable following the date the waiver and release of claims becomes effective.

(3)	Accrued paid time off is payable within 10 days of the executive’s termination of employment.
(4)
Insurance benefits are subject to the executive executing and delivering a waiver and release of claims agreement within 30 days after the executive’s termination date and complying with terms of certain restrictive covenants including non-competition, non-solicitation, non-disparagement and confidentiality.  Following the date the waiver and release becomes effective, insurance benefits are payable over 18 months in the case of Mr. Cunningham, and 12 months for other executives; provided that if the termination of employment is in connection with a change of control, insurance benefits are payable over 18 months for all of the executives.

(5)
Amount is calculated as the number of options that immediately vest upon termination multiplied by the difference between the exercise price of the particular option and $52.50, which was the closing price of our common stock on the NYSE on December 30, 2011, the last business day of the 2011.  See “Outstanding Equity Awards at Fiscal Year-End” table above for a listing of unvested stock options at December 31, 2011.

(6)
Amount is calculated as the number of shares or units that immediately vest upon termination multiplied by $52.50.  See “Outstanding Equity Awards at Fiscal Year-End” table above for a listing of unvested shares of restricted stock, restricted stock units and performance stock units at December 31, 2011.

(7)
If any payments or benefits payable to a named executive officer would be subject to the additional “golden parachute” excise tax under Section 4999 of the Code, the payments and/or benefits will be reduced to the extent necessary to prevent any portion of the payments or benefits from becoming nondeductible by the Company under Section 280G of the Code or subject to the excise tax imposed under Section 4999 of the Code, but only if, by reasons of the reduction, the net after-tax benefit received by the executive exceeds the net after-tax benefit the executive would receive if no reduction was made.

Actual Separation Payments and Benefits Received or to be Received by Scott D. Law

           As discussed in “Employment Agreements with Named Executive Officers – Scott D. Law” above, Mr. Law’s employment terminated on October 3, 2011.  Pursuant to the terms of his employment agreement, as described in Employment Agreements with Named Executive Officers – Scott D. Law” above, the actual payments and benefits received or to be received by Mr. Law in connection with his termination of employment total $731,760, consisting of (i) a lump sum payment in the amount of $11,769 representing his accrued paid time off that was paid within 10 days of his termination date, (ii) $400,000 payable in installments over a 12 month period following the effective date of his waiver and release and (ii) a lump-sum payment in the amount of $320,000 payable on October 3, 2012.  Mr. Law did not elect COBRA coverage.  Mr. Law executed and delivered a waiver and release of claims agreement within 30 days after his termination date, and the payments and benefits received or to be received by him are conditioned on his continued compliance with terms of certain restrictive covenants including non-competition, non-solicitation, non-disparagement and confidentiality.

Equity Compensation Plans

The following table provides information as of December 31, 2011, about common stock that may be issued upon the exercise of options and rights that have been or may be granted to employees and members of the Board of Directors and individuals who are not employees under all of the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities to be issued as reflected in column (A)) (C)
Equity compensation plans approved by the Company’s stockholders (1)	1,364,892 (2)	$13.32	6,815,136
Equity compensation plans not approved by the Company’s stockholders (3)	110,603	$21.76	—
Total	1,475,495	$14.02	6,815,136

(1)
The WellCare Health Plans, Inc. 2004 Equity Incentive Plan (the “2004 Equity Plan”) was approved by our stockholders in June 2004 (prior to the Company’s initial public offering).  The total number of shares of common stock subject to the granting of awards under our 2004 Equity Plan may be increased on January 1 of each year, commencing on January 1, 2005, and ending on January 1, 2013, in an amount equal to the lesser of 3% of the number of shares of common stock outstanding on each such date, 1,200,000 shares, or such lesser amount determined by our Board.  The total number of shares of common stock subject to the granting of awards under our 2004 Equity Plan was increased by 1,182,840 shares effective January 1, 2006, 1,200,000 shares effective January 1, 2007, 1,200,000 shares effective January 1, 2008, 1,200,000 shares effective January 1, 2009 and 1,200,000 shares effective January 1, 2010.  The Board waived the annual increase in the number of shares available for future issuance under our 2004 Equity Plan for 2011 and 2012.  In addition to options, shares may be issued in restricted stock awards, restricted stock unit awards, performance awards and other stock-based awards under the 2004 Equity Plan.

(2)
This number includes 351,830 restricted stock units and 430,377 performance stock units.  Employees do not pay monetary consideration upon the exercise of these restricted stock units or performance stock units.  The units have been included in the table with a $0 exercise price.  Excluding these $0 exercise price awards, the weighted average exercise price of outstanding options is $27.93.

(3)
Equity compensation plans not approved by our stockholders include the WellCare Holdings, LLC 2002 Employee Option Plan (the “2002 Plan”), an aggregate of five stock option agreements (the “Pre-IPO Non-Plan Grants”) entered into with individuals prior to our initial public offering and one stock option agreement (the “Inducement Non-Plan Grant”) entered into in April 2008.  The 2002 Plan was adopted by our Board in September 2002 and is administered by our Compensation Committee.  Under the 2002 Plan, certain associates were granted non-qualified stock options to purchase shares of our common stock at an exercise price per share equal to the fair market value of our stock on the date of grant as determined by our Board.  Generally, option awards granted under the 2002 Plan vest as to 25% of the shares subject to the award on the first anniversary of the date of grant, and as to 2.083% upon the end of each full calendar month thereafter, and expire on the tenth anniversary of the date of grant.  Subject to certain exemptions and conditions, if a grantee ceases to be an employee of ours for any reason other than death, all of the grantee’s options that were exercisable on the date of termination of employment will remain exercisable for 60 days after the date of such termination.  In the case of death, all of the grantee’s options that were exercisable on the date of death will remain exercisable for a period of 180 days from such date.  Options issued under the 2002 Plan may not be sold, pledged, assigned, transferred or otherwise disposed of other than pursuant to applicable laws of descent and distribution or for estate planning purposes if approved by the Board.  The Board generally has the power and authority to amend or terminate the 2002 Plan at any time without approval from our stockholders; however, no amendment may, in any material respect, adversely impair the rights of any grantee without the grantee’s written consent.  No option awards have been granted under the 2002 Plan since June 2004 and no options remain available for future issuance under this plan.  The terms of the Pre-IPO Non-Plan Grants are materially similar to the terms of options granted under the 2002 Plan.  The total number of shares issuable upon exercise of the Pre-IPO Non-Plan Grants is 51,958, and the weighted-average exercise price of the Pre-IPO Non-Plan Grants is $5.89 per share.  Four of the Pre-IPO Non-Plan Grants, exercisable for an aggregate of 18,301 shares of common stock, were issued to individuals other than our directors or executive officers.  The vesting schedule of those four Pre-IPO Non-Plan Grants is as follows: (a) two options, exercisable for an aggregate of 13,828 shares, vested as to 25% after one year, and as to 2.083% upon the end of each full calendar month thereafter, (b) one option, exercisable for an aggregate of 4,066 shares, vested in full on the grant date, and (c) one option, exercisable for an aggregate of 407 shares, vested as to 4.167% upon the end of each full calendar month following the grant date.  In November 2004, our Board fully accelerated the vesting of two out of the three option grants subject to vesting at grant.  The remaining Pre-IPO Non-Plan Grant was issued to one of our directors, Mr. Michalik.  On December 31, 2003, Mr. Michalik was granted an option to purchase 40,657 shares at a per share exercise price of $6.47, of which 33,657 remain outstanding as of December 31, 2011.  This option expires on December 31, 2013, vested as to 25% of the shares subject thereto on June 30, 2004, and vested as to 2.083% upon the end of each full calendar month thereafter.  Mr. Michalik’s option became fully vested in June 2008.  Thus, all five of the Pre-IPO Non-Plan Grants are fully vested as of December 31, 2011.  The Inducement Non-Plan Grant was issued to Thomas F. O’Neil III, our former Vice Chairman.  On April 1, 2008, Mr. O’Neil was granted an option to purchase 100,000 shares at a per share exercise price of $39.70, which was originally scheduled to vest in equal annual installments on each of the first through fourth anniversaries of the grant date of the award.  In connection with the termination of Mr. O’Neil’s employment on December 31, 2009, we entered into a consulting agreement with him that provides that his outstanding equity awards will continue to vest through the end of the consulting term.  Accordingly, 50,000 of the shares subject to the option were cancelled upon the termination of Mr. O’Neil’s employment on December 31, 2009, 25,000 of the shares subject to the option vested on December 31, 2009 and 25,000 of the shares subject to the option vested on April 1, 2010.  Mr. O’Neil’s option will expire 90 days after termination of his services as a consultant to the Company.

Security Ownership of Certain Beneficial Owners and Management

Beneficial Ownership

Based on a review of filings with the SEC, the following represents each person known to us to be the beneficial owner of more than five percent of the Company’s common stock:
	Ownership
Name and Address	Common Stock	Percent (%)
BlackRock, Inc, et al. 40 East 52nd Street New York, NY 10022	3,274,776 (1)	7.60%

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	3,150,002 (2)	7.31%

FMR LLC, et al. 82 Devonshire Street Boston, MA 02109	2,768,477 (3)	6.43%

The Vanguard Group, Inc., et al. 100 Vanguard Boulevard Malvern, PA 19355	2,602,192 (4)	6.04%

(1)
This disclosure is based upon a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) and other affiliated entities with the SEC on February 10, 2012.  BlackRock and other affiliated entities reported sole voting and dispositive power as of December 31, 2011, as to 3,274,776 shares.  We have not attempted to verify independently any of the information contained in this Schedule 13G/A.

(2)
This disclosure is based upon a Schedule 13G/A filed by Wellington Management Company, LLP (“Wellington”) with the SEC on February 14, 2012.  As of December 31, 2011, Wellington reported shared voting power as to 1,961,428 shares and shared dispositive power as to 3,150,002 shares.  We have not attempted to verify independently any of the information contained in this Schedule 13G/A.

(3)
This disclosure is based upon a Schedule 13G filed by FMR LLC and other affiliated entities with the SEC on February 14, 2012.  As of December 31, 2011, FMR LLC and other affiliated entities reported sole voting power as to 107,480 shares and sole dispositive power as to 2,768,477 shares.  We have not attempted to verify independently any of the information contained in this Schedule 13G.

(4)
This disclosure is based upon a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) and other affiliated entities with the SEC on February 10, 2012.  As of December 31, 2011, Vanguard and other affiliated entities reported sole voting power as to 59,033 shares, sole dispositive power as to 2,543,159 shares and shared dispositive power as to 59,033 shares.  We have not attempted to verify independently any of the information contained in this Schedule 13G.

   The following table sets forth the beneficial ownership of our common stock as of March 26, 2012, by (a) each of the named executive officers in the Summary Compensation Table, (b) each director and nominee for director, and (c) all directors and executive officers as a group.  For purposes of the following table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any common stock that such person or group has the right to acquire within 60 days after March 26, 2012.  For purposes of computing the percentage of outstanding common stock beneficially owned by each person named above, any shares that such person has the right to acquire within 60 days after March 26, 2012, are deemed outstanding but such shares are not deemed to be outstanding for purposes of computing the percentage ownership of any other person.  Each person has sole voting and dispositive power with respect to all of the shares of common stock shown as beneficially owned, subject to community property laws, where applicable.

Name	Common Stock	Percent
Charles G. Berg	153,835 (1)	*
Carol J. Burt	8,005 (2)	*
David J. Gallitano	25,032 (2)	*
D. Robert Graham	13,455 (2)	*
Kevin F. Hickey	36,241 (3)	*
Christian P. Michalik	82,570 (4)	*
Glenn D. Steele, Jr., M.D.	11,875 (2)	*
William L. Trubeck	10,915 (2)	*
Paul E. Weaver	10,915 (2)	*
Alec Cunningham	100,275 (5)	*
Thomas L. Tran	67,224 (6)	*
Walter W. Cooper	19,160 (7)	*
Christina C. Cooper	9,083 (8)	*
Marc S. Russo	2,591 (9)	*
Scott D. Law	-- (10)	*

All Directors and Executive Officers as a Group (19 persons)	558,414 (11)	1.29%

*	Less than one percent
(1)	Includes 130,000 shares underlying currently exercisable options and 2,590 restricted stock units scheduled to vest on May 23, 2012.
(2)	Includes 2,590 restricted stock units scheduled to vest on May 23, 2012.
(3)	Includes 10,000 shares underlying currently exercisable options and 2,590 restricted stock units scheduled to vest on May 23, 2012.
(4)	Includes 43,657 shares underlying currently exercisable options and 2,590 restricted stock units scheduled to vest on May 23, 2012.
(5)	Includes 62,330 shares underlying currently exercisable options.
(6)	Includes 30,601 shares underlying currently exercisable options.
(7)	Includes 4,481 shares underlying currently exercisable options.
(8)	Includes 3,168 shares underlying currently exercisable options.
(9)	Includes 1,305 shares underlying currently exercisable options.
(10)	Based on information known to the Company. Mr. Law’s employment was terminated effective October 3, 2011.
(11)	Includes 289,101 shares underlying currently exercisable options and 23,310 restricted stock units scheduled to vest on May 23, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC and NYSE.  Officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Section 16(a) forms that they file.

            Based solely on our review of the copies of such forms or written representations from reporting persons that all reportable transactions were reported, we believe that all of our executive officers, directors and greater than 10% beneficial owners timely filed all reports they were required to file under Section 16(a) during the 2011 fiscal year.

Other Information

Stockholder Proposals

   For our 2013 Annual Meeting of Stockholders, under the SEC’s requirements, any stockholder proposals must be received no later than December 11, 2012, in order to be eligible for inclusion in our 2013 proxy statement. In addition, our bylaws provide that no business may be transacted at an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote who has delivered proper notice to us not less than 90 days nor more than 120 days prior to the date of the anniversary of the previous year’s annual meeting.  Accordingly, any stockholder proposal to be considered at the 2013 Annual Meeting of Stockholders that is not included in our 2013 proxy statement, including any stockholder nominations for the Board of Directors, must be properly submitted to us not earlier than January 23, 2013, nor later than February 22, 2013.  Please mail your proposals to the Company to the attention of Lisa Iglesias, Secretary, 8735 Henderson Road, Tampa, Florida 33634.  Please be aware that merely submitting a proposal to us is not a guarantee that it will either be included in our 2013 proxy statement or considered at our 2013 Annual Meeting.

Committee Reports

The information contained in the Compensation Committee Report and the Audit and Finance Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Exchange Act, except to the extent the filing specifically incorporates such information by reference therein.

Proxy Solicitation Costs

This proxy solicitation is sent on behalf of our Board, and all costs and expenses associated with soliciting proxies will be borne by the Company.  In addition to the use of the mails, our directors, executive officers and our associates by personal interview, telephone or telegram may solicit proxies.  Such directors, executive officers and associates will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith.  Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.  We have retained Georgeson, Inc., a proxy soliciting firm, to assist with the solicitation of proxies for a fee of $9,500 plus fees for any retail stockholder outreach services and reimbursement for out-of-pocket expenses.

 Multiple Stockholders Having the Same Address

   We have adopted a process called “householding” for mailing proxy materials in order to reduce costs.  Householding means that stockholders who share the same last name and address will receive only one copy of our 2011 Annual Report on Form 10-K and this proxy statement (collectively, the “proxy materials”) unless we receive contrary instructions.  For those stockholders receiving our Notice of Internet Availability of Proxy Materials (“Availability Notice”), we will provide a separate Availability Notice for each stockholder.  For those households receiving copies of our annual reports on Form 10-K and proxy statements, we will continue to mail a proxy card to each stockholder of record.  If you prefer to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you promptly upon request.  If you hold your shares in street name, you should direct your request to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone number (800) 542-1061.  If you are a registered holder, you should direct your request to WellCare Health Plans, Inc., C/O Computershare Investor Services, P.O. Box 43078, Providence, RI 02940-3078, telephone number (781) 575-2879.  You may also request copies of our proxy materials or notify us that you wish to receive a separate copy of these documents for each stockholder, or a single copy for each address, by writing to Investor Relations Department, WellCare Health Plans, Inc., P.O. Box 31379, Tampa, Florida 33631-3379, or by calling (813) 206-3916.  The Company’s annual report on Form 10-K for the year ended December 31, 2011 and this proxy statement are also available at www.proxyvote.com.

Requests for Additional Information

   We will provide without charge to each beneficial holder of our common stock on the record date, upon the written request of any such person, a copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2011, as filed with the SEC.  We will provide copies of any exhibit(s) to our Annual Report on Form 10-K upon request and upon payment of a reasonable fee not to exceed our costs in providing such copy.  We will also provide to any person without charge, upon request, a copy of our Code of Conduct and Business Ethics, our Corporate Governance Guidelines and our Board Committee Charters.  Any such requests should be made in writing to Investor Relations, WellCare Health Plans, Inc., P.O. Box 31379, Tampa, Florida 33631-3379.  A copy of these documents and our other SEC filings are also available on our website at www.wellcare.com.  We intend to disclose future amendments to, or waivers, if any, from the provisions of the Code of Conduct and Business Ethics made with respect to any of our directors and executive officers on our website.

WellCare Health Plans, Inc. PO BOX 31390 TAMPA, FL 33631-3390
VOTE BY INTERNET -www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting  date.  Have your proxy card in hand when you access the web site and follow the instructions  to obtain  your records and to create  an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone   telephone   to  transmit  your voting  instructions  up  until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M40702-P20786	KEEP THIS PORTION FOR YOUR RECORDS

	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.				DETACH AND RETURN THIS PORTION ONLY

WELLCARE HEALTH PLANS, INC.
The Board of Directors recommends you vote FOR the following:
1.Election of ten directors to hold office until the Company’s 2012 Annual Meeting of Stockholders or until their successors are duly elected and qualified.
Nominees	For	Against	Abstain
1a. Charles G. Berg	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain
1b. Carol J. Burt	☐	☐	☐	2.	Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐
1c. Alec Cunningham	☐	☐	☐
1d. David J. Gallitano	☐	☐	☐	3.	Advisory vote on the compensation of the Company's named executive officers ("Say on Pay")	☐	☐	☐
1e. D. Robert Graham	☐	☐	☐
1f. Kevin F. Hickey	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal:
1g. Christian P. Michalik	☐	☐	☐	4.	Stockholder proposal regarding a political contributions expenditures report, if properly presented at theAnnual Meeting.	☐	☐	☐
1h. Glenn D. Steele, Jr., M.D.	☐	☐	☐
1i. William L. Trubeck	☐	☐	☐
1j. Paul E. Weaver	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney,  executor,  administrator,  or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation  or partnership,  please sign in full corporate  or partnership  name by authorized  officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)		Date

Important  Notice  Regarding  the Availability  of Proxy Materials  for the Annual  Meeting:
The Notice and Proxy Statement and the Annual Report  are available at www.proxyvote.com.

M40703-P20786

WELLCARE HEALTH PLANS, INC.
PROXY FOR 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2012
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned   hereby  appoints  Alec Cunningham,   Chief Executive Officer, and  Lisa G. Iglesias, Secretary,  and  each  of them,  attorneys  with  full power  of substitution,   to  vote  as directed  on  the  reverse  side all shares  of Common  Stock of WellCare Health Plans, Inc. registered  in the name of the undersigned,  or which the undersigned  may be entitled to vote, at the 2012 Annual Meeting of Stockholders to be held at WellCare's corporate headquarters,  8735 Henderson Road, Tampa, Florida 33634, on May 23, 2012,  at 10:00 a.m., Eastern Time, and at any adjournment  or postponement   thereof.

UNLESS THE STOCKHOLDER  DIRECTS OTHERWISE,  THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE DIRECTOR NOMINEES  LISTED IN PROPOSAL 1; FOR PROPOSAL 2; FOR PROPOSAL 3; AGAINST PROPOSAL 4 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS.  IF VOTING BY MAIL, YOU MUST COMPLETE THE OTHER SIDE OF THIS CARD.

Continued  and to be signed  on reverse  side